Exhibit 4.1

[EXECUTION COPY]

CREDIT AGREEMENT,

dated as of June 1, 2006,

among

SUPERVALU INC.,

as the Borrower,

VARIOUS FINANCIAL INSTITUTIONS AND OTHER PERSONS

FROM TIME TO TIME PARTIES HERETO,

as the Lenders,

THE ROYAL BANK OF SCOTLAND PLC,

as the Administrative Agent for the Lenders,

BANK OF AMERICA, N.A,

CITIBANK, N.A., and

RABOBANK INTERNATIONAL

as the Co-Syndication Agents for the Lenders

and

COBANK, ACB, and

U.S. BANK NATIONAL ASSOCIATION

as the Co-Documentation Agents for the Lenders.

RBS SECURITIES CORPORATION,

as Sole Lead Arranger and Sole Book Running Manager

i

TABLE OF CONTENTS

(continued)

ii

TABLE OF CONTENTS

(continued)

		Page
SECTION 8.12.	WAIVER OF JURY TRIAL, ETC	81

SECTION 8.13.	USA Patriot Act	82

Schedule I	-	Commitments and Applicable Lending Offices
Schedule II	-	Existing Debt in excess of $5,000,000
Schedule III	-	Subsidiaries
Schedule IV	-	Existing Liens
Schedule V	-	Existing Letters of Credit
Schedule VI	-	Amortization
Schedule VII	-	Subsidiaries that are not Immaterial Subsidiaries on the Initial Borrowing Date

Exhibit A-1	-	Form of Term A Note
Exhibit A-2	-	Form of Term B Note
Exhibit A-3	-	Form of Revolving Note
Exhibit B-1	-	Form of Notice of Borrowing
Exhibit B-2	-	Form of Issuance Request
Exhibit C	-	Form of Assignment and Acceptance
Exhibit D-1	-	Form of Opinion of Wachtell, Lipton, Rosen & Katz, Special Counsel for the Obligors (June 1, 2006)
Exhibit D-2	-	Form of Opinion of Wachtell, Lipton, Rosen & Katz, Special Counsel for the Obligors (June 2, 2006)
Exhibit E-1	-	Form of Opinion of John E. Breedlove, Associate General Counsel of the Borrower (June 1, 2006)
Exhibit E-2	-	Form of Opinion of John E. Breedlove, Associate General Counsel of the Borrower (June 2, 2006)
Exhibit E-3	-	Form of Opinion of William H. Arnold, counsel to the Borrower
Exhibit F	-	Form of Subsidiary Guaranty
Exhibit G	-	Form of Pledge Agreement
Exhibit H-1	-	Form of Effective Date Representation Certificate
Exhibit H-2	-	Form of Initial Borrowing Date Representation Certificate
Exhibit I	-	Form of Escrow Agreement

iii

Exhibit 4.1

CREDIT AGREEMENT

THIS CREDIT AGREEMENT, dated as of June 1, 2006, among SUPERVALU INC., a Delaware corporation (the “Borrower”), the Lenders (such capitalized term and other terms used in the preamble and recitals to have the meanings set forth in Article I), listed on the signature pages hereof, THE ROYAL BANK OF SCOTLAND PLC (“RBS”), as the administrative agent for the Lenders (in such capacity, the “Agent”), BANK OF AMERICA, N.A., CITIBANK, N.A. and RABOBANK INTERNATIONAL, as the co-syndication agents for the Lenders (in such capacity, the “Co-Syndication Agents”), COBANK, ACB and U.S. BANK NATIONAL ASSOCIATION, as the co-documentation agents for the Lenders (in such capacity, the “Co-Documentation Agents” and together with the Co-Syndication Agents, the “Other Agents”), and RBS SECURITIES CORPORATION, as sole lead arranger and sole book running manager (in such capacity, the “Lead Arranger”).

W I T N E S S E T H:

WHEREAS, the Borrower has entered into an Agreement and Plan of Merger (as amended, supplemented, amended and restated or otherwise modified in accordance with the terms hereof and thereof, the “Merger Agreement”), dated as of January 22, 2006, among the Borrower, Albertson’s Inc., a Delaware corporation (the “Target”), Emerald Acquisition Sub, Inc., a Delaware corporation, New Albertson’s, Inc. (formerly known as New Aloha Corporation), a Delaware corporation (“New Albertsons”), and New Diamond Sub Inc., a Delaware corporation;

WHEREAS, the Borrower, the Target, New Albertsons and AB Acquisition LLC have entered into a Purchase and Separation Agreement (as amended, supplemented, amended and restated or otherwise modified in accordance with the terms hereof and thereof, the “AB Purchase Agreement”), dated as of January 22, 2006;

WHEREAS, the Borrower, the Target, certain of the Target’s Subsidiaries, New Albertsons, CVS Pharmacy, Inc., a Rhode Island corporation (“CVS”), and CVS Corporation, a Delaware corporation, have entered into an Asset Purchase Agreement (as amended, supplemented, amended and restated or otherwise modified in accordance with the terms hereof, the “SDB Purchase Agreement” and together with the AB Purchase Agreement and the Merger Agreement, collectively, the “Merger Documents”), dated as of January 22, 2006;

WHEREAS, pursuant to the terms of the Merger Documents, the Borrower shall acquire all the Equity Interests in New Albertsons, and the Borrower or one or more of its Subsidiaries (including New Albertsons) shall acquire certain assets of the Target, the Equity Interests in certain of Target’s Subsidiaries and assume certain liabilities (the “Acquisition”);

WHEREAS, the Borrower will refinance all amounts outstanding under the Existing Credit Agreement and certain indebtedness of the Target and its Subsidiaries (the “Refinancing”) and pay certain fees and expenses in connection with the Acquisition (the “Expense Payments”, and together with the Acquisition, the Refinancing and any transactions related thereto, collectively, the “Transaction”);

WHEREAS, in connection with the Transaction and the ongoing working capital and general corporate needs of the Borrower and its Subsidiaries, the Borrower desires to obtain the Commitments on the terms and conditions set forth herein; and

WHEREAS, the Lenders and the LC Banks are willing, on the terms and subject to the conditions hereinafter set forth, to extend the Commitments and make Advances and Swingline Loans to the Borrower and issue (or participate in) Letters of Credit;

NOW, THEREFORE, the parties hereto agree as follows.

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“AB Purchase Agreement” has the meaning specified in the recitals.

“Accounts Receivable” means, for any date, accounts receivables and notes receivables that would be reflected on a Consolidated balance sheet of the Borrower and its Subsidiaries (other than Foreign Subsidiaries) prepared as of such date in accordance with GAAP.

“Acquisition” has the meaning specified in the recitals.

“Advance” means a Revolving Advance or a Term Advance.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”) as used with respect to any Person or group of Persons, shall mean possession directly or indirectly of the power to direct or cause the direction of management policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.

“Agent” has the meaning specified in the preamble and includes each other Person appointed as the successor Agent pursuant to Section 7.09.

“Agreement” means, on any date, this Credit Agreement as originally in effect on the Effective Date and as thereafter from time to time amended, supplemented, amended and restated or otherwise modified from time to time and in effect on such date.

“Applicable Facility Fee Rate” means, for any period, a percentage per annum equal to the percentage set forth below, corresponding to the Applicable Rating Level in effect from time to time during such period:

Applicable Rating Level	Applicable Facility Fee Rate
I	0.100%
II	0.125%
III	0.175%
IV	0.200%
V	0.300%
VI	0.400%
VII	0.500%

“Applicable Interest Rate Margin” means, (a) for each LIBOR Advance, for any Interest Period, a percentage per annum equal to the percentage set forth below for LIBOR Advances, corresponding to the Applicable Rating Level in effect on the first day of such Interest Period and (b) for each Base Rate Advance, for any period, a percentage per annum equal to the percentage set forth below for Base Rate Advances corresponding to the Applicable Rating Level in effect from time to time during such period:

	Applicable Interest Rate Margin for Revolving Advances and Term A Advances		Applicable Interest Rate Margin for Term B Advances
Applicable Rating Level	LIBOR Advances	Base Rate Advances	LIBOR Advances	Base Rate Advances
I	0.500%	0.000%	1.500%	0.500%
II	0.625%	0.000%	1.500%	0.500%
III	0.750%	0.000%	1.500%	0.500%
IV	1.000%	0.000%	1.500%	0.500%
V	1.250%	0.250%	1.625%	0.625%
VI	1.500%	0.500%	1.750%	0.750%
VII	1.625%	0.625%	2.000%	1.000%

“Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of a Base Rate Advance and such Lender’s LIBOR Lending Office in the case of a LIBOR Advance.

“Applicable Rating Level” means, as of any date of determination, the number set forth below the column entitled “Applicable Rating Level” based upon the credit rating (as determined below) in effect on such date as follows:

Credit Ratings	Applicable Rating Level
S&P Rating BBB+ or higher/ Moody’s Rating Baa1 or higher	I
S&P Rating BBB/ Moody’s Rating Baa2	II
S&P Rating BBB-/ Moody’s Rating Baa3	III
S&P Rating BB+/ Moody’s Rating Ba1	IV
S&P Rating BB/ Moody’s Rating Ba2	V
S&P Rating BB-/ Moody’s Rating Ba3	VI
lower than S&P Rating BB-/ Moody’s Rating Ba3	VII

provided that (a) if the S&P Rating on the Facilities and Moody’s Rating on the Facilities in effect on such date differ by (i) one level, then the higher rating shall apply and (ii) two or more levels, then the level that is one level below the higher of the two ratings shall apply and (b) if on such date (i) the Facilities are not rated by S&P, then only the Moody’s Rating for the Facilities shall apply, (ii) the Facilities are not rated by Moody’s, then only the S&P Rating for the Facilities shall apply, (iii) the Facilities are not rated by either S&P or Moody’s, then the rating applied to the Facilities by another nationally recognized statistical rating organization designated by the Borrower and approved in writing by the Agent in its reasonable discretion shall apply, provided that such designation may be withdrawn by the Borrower at any time, (iv) the ratings described in clauses (b)(i) through (b)(iii) above are not available, then the long-term general corporate rating of the Borrower issued by S&P (the “S&P Issuer Rating”) and the long-term general corporate rating of the Borrower issued by Moody’s (the “Moody’s Issuer Rating”) shall apply, (v) if the ratings described in clauses (b)(i) through (b)(iii) above are not available and there is no S&P Issuer Rating, then the Moody’s Issuer Rating shall apply, (vi) if the ratings described in clauses (b)(i) through (b)(iii) above are not available and there is no Moody’s Issuer Rating, then the S&P Issuer Rating shall apply, (vii) if none of the ratings described in clauses (b)(i) through (b)(iv) shall be available, the credit rating to be applied shall be derived from the long-term general corporate rating (or, if such rating is not available, to the long-term senior unsecured debt rating) of the Borrower by another nationally recognized statistical rating organization designated by the Borrower and approved in writing by the Majority Lenders, and (viii) if each of the ratings described in clauses (b)(i) through (b)(vii) above become unavailable, the Applicable Rating Level in effect immediately prior to such ratings becoming unavailable shall remain in effect for purposes hereof until one of the ratings described in clauses (b)(i) through (b)(vii) above become available.

“ASC” means American Stores Company, LLC, a Delaware limited liability company.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Agent, in substantially the form of Exhibit C hereto.

“Augmenting Lender” has the meaning specified in Section 2.20.

“Available LC Amount” means at any time an amount equal to the lesser of (a) $600,000,000 and (b) the aggregate amount of the Revolving Advance Commitments less the sum of the aggregate outstanding amount of (i) Revolving Advances, (ii) Letter of Credit Liabilities and (iii) Swingline Loans at such time.

“Base Rate” means, for any day, a fluctuating interest rate per annum in effect from time to time, which rate per annum shall be equal to the higher of:

(a) the Prime Rate in effect on such day; and

(b)  1/2 of one percent per annum above the Federal Funds Rate.

“Base Rate Advance” means an Advance that bears interest as provided in Section 2.08(a)(i).

“Borrower” has the meaning specified in the preamble.

“Borrowing” means a Revolving Borrowing, a Term A Borrowing, a Term B Borrowing, an Incremental Term Borrowing or a Swingline Borrowing.

“Business Day” means a day of the year on which banks are not required or authorized to close in New York City and London and, if the applicable Business Day relates to any LIBOR Advances, on which dealings are carried on in the London interbank market.

“Capital Lease” shall mean a lease meeting one or more of the criteria set forth in paragraph 7 of the Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board (as in effect from time to time or as set forth in a statement of GAAP superseding such paragraph 7).

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any Capital Lease and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Co-Documentation Agents” has the meaning specified in the preamble.

“Co-Syndication Agents” has the meaning specified in the preamble.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment” means, as the context may require, the Term A Commitment, Term B Commitment, Revolving Advance Commitment, Swingline Commitment, Incremental Term Advance Commitment or Incremental Revolving Commitment.

“Commitment Increase” has the meaning specified in Section 2.20.

“Commitment Increase Agreement” has the meaning specified in Section 2.20.

“Commitment Termination Date” means, as the context may require, the Term A Commitment Termination Date, the Term B Commitment Termination Date, any Incremental Term Commitment Termination Date or the Revolving Advance Commitment Termination Date.

“Communications” has the meaning specified in Section 7.11.

“Consolidated” refers to the consolidation of accounts of the Borrower and its Subsidiaries in accordance with GAAP, including principles of consolidation.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) Consolidated Interest Expense for such period, (ii) Consolidated income tax expense for such period, (iii) all amounts attributable to depreciation and amortization for such period, (iv) any extraordinary, non-recurring or unusual charges for such period (including such charges reflected in the pro forma financial statements provided to the Lenders prior to the Effective Date), and (v) the amount of any non-cash charges, losses or expenses resulting from the application of Statement of Financial Accounting Standards No. 123(R) minus (b) without duplication and to the extent included in determining such Consolidated Net Income, any extraordinary gains for such period, all determined on a Consolidated basis in accordance with GAAP. For purposes hereof, Consolidated EBITDA shall be deemed to be $620,220,000 for the Fiscal Quarter ending September 10, 2005, $600,633,000 for the Fiscal Quarter ending December 3, 2005, $682,680,000 for the Fiscal Quarter ending February 25, 2006, and $803,367,000 for the Fiscal Quarter ending June 17, 2006.

“Consolidated Interest Expense” means, for any period (a) the interest expense (including imputed interest expense in respect of Capital Lease Obligations but excluding interest amortization expense resulting from purchase related accounting adjustments) minus (b) the interest income, in each case, of the Borrower and its Subsidiaries for such period, determined on a Consolidated basis in accordance with GAAP. For purposes hereof, Consolidated Interest Expense shall be deemed to be $187,095,000 for the Fiscal Quarter ending September 10, 2005, $166,320,000 for the Fiscal Quarter ending December 3, 2005, $166,934,000 for the Fiscal Quarter ending February 25, 2006, and $234,901,000 for the Fiscal Quarter ending June 17, 2006.

“Consolidated Net Income” means, for any period, the net income or loss of the Borrower and its Subsidiaries for such period determined on a Consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income of any Person (other than the Borrower or any Subsidiary of the Borrower) in which any other Person (other than the Borrower or any Subsidiary or any director holding qualifying shares in compliance with applicable law) owns an Equity Interest, except to the extent of the amount of dividends or other distributions actually paid to the Borrower or any of its Subsidiaries during such period, and (b) the income or loss of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any Subsidiary of the Borrower or the date that such Person’s assets are acquired by the Borrower or any Subsidiary of the Borrower.

“Consolidated Rent Expense” means, for any period, all payment obligations of the Borrower and its Subsidiaries during such period as lessee under any leases other than Capital

Leases (net of rental income), as determined on a Consolidated basis. For purposes hereof, Consolidated Rent Expense shall be deemed to be $98,413,000 for the Fiscal Quarter ending September 10, 2005, $97,997,000 for the Fiscal Quarter ending December 3, 2005, $96,656,000 for the Fiscal Quarter ending February 25, 2006, and $137,500,000 for the Fiscal Quarter ending June 17, 2006.

“Consolidated Total Debt” means, as of any date of determination, for the Borrower and its Subsidiaries on a Consolidated basis determined in accordance with GAAP, the sum, in each case, without duplication, of the amount of all Debt of the Borrower or any of its Subsidiaries of a type described in clauses (a), (b), (c), (d), and (f) of the definition of “Debt”, and all obligations of the Borrower and its Subsidiaries under Guarantees described in clause (h) of the definition of “Debt” if such Guarantees are of obligations of Persons other than the Borrower or any of its Subsidiaries.

“Convert”, “Conversion” and “Converted” each refers to a conversion of Advances of one Type into Advances of another Type pursuant to Section 2.11 or 2.14.

“Credit Extension” has the meaning specified in Section 3.03.

“CVS” has the meaning specified in the recitals.

“Debt” of any Person means (a) indebtedness of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts payable in the ordinary course of business (but including trade accounts payable in the ordinary course of business that are due but not paid within six months of the incurrence thereof to the extent that such trade accounts payable exceed 5% of the aggregate Consolidated trade accounts of the Borrower and its Subsidiaries determined by reference to the Most Recent Financial Statements (but only including the portion of trade accounts that exceed such 5% threshold)) and (ii) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP), (d) the present value of all obligations of such Person as lessee under leases which shall have been or should be, in accordance with GAAP, recorded as Capital Leases, (e) all obligations under, or the net investments outstanding pursuant to, any Permitted Receivables Financing, (f) all Debt of others secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien or property owned or acquired by such Person, (g) for the purposes of Sections 6.01(d) and 5.02(d) only, obligations of the Borrower and each of its Subsidiaries under each Hedging Agreement that (i) is in effect on the Effective Date with a counterparty that is a Lender or an Affiliate of a Lender as of the Effective Date or (ii) is entered into after the Effective Date with any counterparty that is a Lender or an Affiliate of a Lender at the time such Hedging Agreement is entered into, and (h) all obligations of such Person under direct or indirect Guarantees in respect of, and all obligations (contingent or otherwise) of such Person to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (a) through (d) above; provided that for purposes of Sections 5.02(e) and (f) and the definition of “Consolidated Total Debt”, clause (h) will exclude any Guarantee by the Borrower or any of its Subsidiaries of leases, fixture financing loans and other debt obligations of retailers in an amount not to exceed $300 million).

“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Deposited Documents” has the meaning specified in Section 3.01.

“Designating Lender” has the meaning specified in Section 8.07.

“Dispositions” has the meaning specified in Section 5.02(c)(iv).

“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” opposite its name on Schedule I hereto, in the Commitment Increase Agreement required under Section 2.20 pursuant to which it became an Augmenting Lender, or in the Assignment and Acceptance pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.

“Effective Date” means the date on which the conditions specified in Section 3.01 have been satisfied.

“Effective Date Borrowings” means the Borrowings made on the Effective Date.

“Effective Date Representation Certificate” means the Effective Date representation certificate executed and delivered by the Borrower substantially in the form of Exhibit H-1 hereto.

“Eligible Accounts Receivable” means, for any date, Accounts Receivable which are reflected on a Consolidated balance sheet of the Borrower and its Subsidiaries (other than Foreign Subsidiaries) as current accounts receivable, excluding (a) that portion of Accounts Receivable that have been sold to or purchased by a Person that is not a Subsidiary (i) pursuant to any Permitted Receivables Financing, or (ii) pursuant to any transaction permitted by Section 5.02(c)(iii), and (b) that portion of Accounts Receivable that are subject to a Lien pursuant to any Permitted Receivables Financing.

“Eligible Assignee” means (a) a commercial bank organized under the laws of the United States, or any State thereof, and having total assets in excess of $1,000,000,000, (b) a savings and loan association, savings bank or farm credit bank and association organized under the laws of the United States, or any State thereof, and having total assets in excess of $1,000,000,000, (c) a commercial bank organized under the laws of any other country which is a member of the OECD or has concluded special lending arrangements with the International Monetary Fund associated with its General Arrangements to Borrow, or a political subdivision of any such country, and having total assets in excess of $1,000,000,000, provided that such bank is acting through such bank’s branch, or agency, located in the United States, (d) the central bank of any country which is a member of the OECD, (e) a commercial finance company organized under the laws of the United States, or any State thereof, and having total assets in excess of $1,000,000,000, (f) any Lender or Affiliate of a Lender, (g) any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business, (h) any fund that invests in bank loans and similar extensions of credit, and (i) such other bank, company, financial institution or fund to which the Borrower shall consent; provided, however, that notwithstanding anything to the contrary set forth in this Agreement, no Person that is organized under the laws of a jurisdiction outside the United States shall be an Eligible Assignee if, at the time of an assignment pursuant to Section 8.07, such Person would be subject to United States interest withholding tax at a rate greater than zero; provided further, however, that neither the Borrower nor any Affiliate of the Borrower shall qualify as an Eligible Assignee.

“Environmental Action” means any administrative, regulatory or judicial action, suit, demand, demand letter, claim, notice of noncompliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating to any Environmental Law, Environmental Permit or Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment, including (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or any third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Law” means any federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, judgment, decree or judicial or agency interpretation, policy or guidance relating to the environment, health, safety or Hazardous Materials.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means shares of capital stock, partnership interests, joint venture interests, membership interests in a limited liability or unlimited liability company, beneficial interests in a trust or other equity ownership interests in a Person (including Voting Stock) of whatever nature and rights, including warrants or options to acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Escrow Account” means account #795931 on deposit at the Escrow Agent.

“Escrow Agent” means Citibank, N.A.

“Escrow Agreement” means the agreement, dated as of the Effective Date, among the Escrow Agent, the Agent and the other depositors set forth on the signature pages thereto, substantially in the form of Exhibit I hereto, as amended, supplemented, amended and restated or otherwise modified from time to time.

“Escrow Deposit” means the deposit by the Lenders of funds on the Effective Date into the Escrow Account pursuant to the terms hereof.

“Escrow Fee” has the meaning specified in Section 2.08(d).

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Events of Default” has the meaning specified in Section 6.01.

“Executive Officer” means, for any Person, a chief financial officer or senior vice president of finance and for purposes of Section 3.01 only, a chief executive officer or treasurer.

“Existing Credit Agreement” means the Credit Agreement dated as of February 28, 2005, as amended, modified or supplemented, among the Borrower, the lenders named therein and JPMorgan Chase Bank, N.A., as administrative agent.

“Existing Indentures” means, collectively, (a) the Indenture dated as of July 1, 1987, between the Borrower and Deutsche Bank Trust Company Americas (formerly Bankers Trust Company), (b) the Indenture dated as of November 2, 2001, between the Borrower and JPMorgan Chase Bank, N.A. (as successor to The Chase Manhattan Bank), as Trustee, including form of Liquid Yield Option Note due 2031, (c) the Indenture dated as of May 1, 1992, between the Target and U.S. Bank Trust National Association (as successor to Morgan Guaranty Trust Company of New York) and (d) the Indenture dated as of May 1, 1995, between ASC and Wells Fargo Bank, National Association (as successor to The First National Bank of Chicago), in each case, as amended, supplemented or otherwise modified as of the Effective Date or in accordance with the terms hereof.

“Existing Letters of Credit” means the letters of credit listed on Schedule V hereto.

“Expense Payments” has the meaning specified in the recitals.

“Extended Letter of Credit” has the meaning specified in Section 2.04(i).

“Facilities” means the credit facilities provided under this Agreement.

“Federal Bankruptcy Code” means the provisions of Title 11 of the United States Code, 11 U.S.C. §§101 et seq.

“Federal Funds Rate” means, for any period, a current market interest rate per annum equal for each day during such period to the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of nationally recognized standing selected by it.

“Fee Letter” means the confidential fee letter, dated as of January 22, 2006, among RBS, RBS Securities and the Borrower.

“Financial Officer” means, for any Person, the chief executive officer, the chief financial officer, the senior vice president-finance, the chief accounting officer, the treasurer or the controller of such Person or any assistant treasurer or any assistant controller of such Person previously identified in writing to the Agent.

“Fiscal Quarter” means a fiscal quarter of the Borrower.

“Fiscal Year” means a fiscal year of the Borrower.

“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States of America or any State thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles in the United States of America.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Debt or other obligation (the “primary obligation”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Debt or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Debt or other obligation, provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Materials” means petroleum and petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials, radon gas and any other chemicals, materials or substances designated, classified or regulated as being “hazardous” or “toxic”, or words of similar import, under any federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, judgment, decree or judicial or agency interpretation policy or guidance.

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

“Holding Account” means an interest-bearing deposit account belonging to the Agent for the benefit of the Lenders into which the Borrower may be required to make cash deposits pursuant to the provisions of this Agreement, such account to be under the sole dominion and control of the Agent and not subject to withdrawal by the Borrower, with any amounts therein to be held for application toward payment of any outstanding Letters of Credit when drawn upon.

“Immaterial Subsidiary” means (a) until the Borrower has provided financial statements pursuant to Section 5.01(d), each Subsidiary other than those identified as Subsidiaries that are not Immaterial Subsidiaries on the Initial Borrowing Date on Schedule VII, and (b) thereafter, each Subsidiary of the Borrower identified as an “Immaterial Subsidiary” pursuant to a certificate executed and delivered by an authorized officer of the Borrower to the Agent within sixty days of the delivery of annual financial statements pursuant to Section 5.01(d)(i)(B) (certifying as to each of the items set forth in the following proviso); provided that (i) a Subsidiary shall not be an Immaterial Subsidiary if the book value of its assets (net of assets arising from intercompany transactions that would be eliminated on a Consolidated balance sheet of the Borrower) exceed 1% of the total assets of the Borrower and its Subsidiaries on a Consolidated basis and (ii) the aggregate book value of the assets of all Immaterial Subsidiaries (net of assets arising from intercompany transactions that would be eliminated on a Consolidated balance sheet of the Borrower) shall not exceed 5% of the total assets of the Borrower and its Subsidiaries on a Consolidated basis, in each case as determined for the most recently completed Fiscal Quarter for which the Borrower has provided financial statements pursuant to Section 5.01(d).

“including” means “including without limitation”.

“Incremental Revolving Advance Commitment Amount” has the meaning specified in Section 2.20(a).

“Incremental Revolving Commitment” has the meaning specified in Section 2.20(a).

“Incremental Term Advance” has the meaning specified in Section 2.20(a).

“Incremental Term Advance Commitment” has the meaning specified in Section 2.20(a).

“Incremental Term Advance Commitment Amount” has the meaning specified in Section 2.20(a).

“Incremental Term Commitment Termination Date” means the earlier of the maturity date of such Incremental Term Advance Commitment and the date of termination in whole of the Commitments pursuant to Sections 2.06 or 6.01.

“Incremental Term Borrowing” means a borrowing consisting of simultaneous Incremental Term Advances of the same Type made by each of the applicable Lenders pursuant to Section 2.20(a).

“Indemnified Party” has the meaning specified in Section 8.08.

“Information Memorandum” means the Confidential Information Memorandum dated May, 2006, with respect to the Borrower.

“Initial Borrowing Date” means the date on which the conditions specified in Section 3.02 have been satisfied.

“Initial Borrowing Date Representation Certificate” means the Initial Borrowing Date representation certificate executed and delivered by the Borrower substantially in the form of Exhibit H-2 hereto.

“Initial Borrowing Request” has the meaning specified in Section 3.01.

“Interco Disposition Amount” means an aggregate amount equal to (a) in any Fiscal Year, 10% of the total assets of the Borrower and its Subsidiaries and (b) over the term of this Agreement, 25% of the total assets of the Borrower and its Subsidiaries on a Consolidated basis, in each case, determined by reference to the Most Recent Financial Statements. When calculating the total amount of assets that have been transferred from a Subsidiary Guarantor to the Borrower, New Albertsons or ASC for the purposes of this definition, assets transferred from the Borrower, New Albertsons or ASC (whether by merger, consolidation, sale, transfer, lease or other disposition) to a Subsidiary Guarantor other than the New Albertsons or ASC after the consummation of the Transaction, shall reduce the aggregate amount of assets transferred at such time based on the value of the assets at the time of such transfer (as used to determine the total assets of the Borrower and its Subsidiaries on a Consolidated basis at such time).

“Interest Period” means, for each LIBOR Advance comprising part of the same Revolving Borrowing or Term Borrowing, the period commencing on the date of such LIBOR Advance or the date of the Conversion of any such Advance into such a LIBOR Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period for a LIBOR Borrowing shall be 1, 2, 3 or 6 months and, with the consent of all Lenders, 9 months, in each case as the Borrower may, upon notice received by, the Agent not later than 11:00 A.M. (New York City time) on the third Business Day, prior to the first day of such Interest Period, select; provided, however, that:

(a) the duration of any Interest Period which commences before the Termination Date and would otherwise end after such date shall end on such date;

(b) Interest Periods commencing on the same date for LIBOR Advances comprising part of the same Borrowing shall be of the same duration;

(c) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

(d) whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the last calendar month of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month.

“Inventory” means, for any date, inventory that is located in the United States of America and would be reflected on a Consolidated balance sheet of the Borrower and its Subsidiaries (other than Foreign Subsidiaries) prepared as of such date in accordance with GAAP.

“Issuance Request” means a Letter of Credit request and certificate duly executed by an authorized officer of the Borrower, substantially in the form of Exhibit B-2 hereto.

“LC Bank” means (i) RBS, Bank of America, N.A., U.S. Bank National Association, Rabobank International and, with the consent of the Agent and the Borrower, any other consenting Lender and (ii) in respect of any Letter of Credit identified on Schedule V, the bank that issued such Letter of Credit.

“LC Exposure” means, at any time and for any Revolving Lender, an amount equal to such Revolving Lender’s Percentage of the aggregate amount of Letter of Credit Liabilities at such time.

“Lead Arranger” has the meaning specified in the preamble.

“Lender Affiliate” means, (a) with respect to any Lender, (i) an Affiliate of such Lender or (ii) any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an Affiliate of such Lender and (b) with respect to any Lender that is a fund that invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Lenders” means the banks and the other financial institutions party hereto, any Augmenting Lender that shall become a party hereto pursuant to Section 2.20, and each Eligible Assignee that shall become a party hereto pursuant to Section 8.07.

“Letter of Credit Liabilities” means, at any time and in respect of any Letter of Credit, the sum, without duplication, of (a) the amount available for drawing under such Letter of Credit plus (b) the aggregate unpaid amount of all Reimbursement Obligations in respect of previous drawings made under such Letter of Credit.

“Letters of Credit” means (a) any letter of credit issued by an LC Bank for the account of the Borrower pursuant to Section 2.04 and (b) the Existing Letters of Credit.

“LIBOR” means, for any Interest Period for any LIBOR Advance comprising part of the same Borrowing, the rate by reference to the British Bankers’ Association Interest Settlement Rates for deposits in Dollars (as set forth by the Bloomberg Information Service or any successor thereto or any other service selected by the Agent which has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates), as determined by the Agent from time to time for the purpose of providing quotations of interest rates applicable to U.S. dollar deposits in the London interbank market) at approximately 11:00 A.M. (London time) two Business Days prior to the commencement of such Interest Period, as the rate for U.S. dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then “LIBOR” with respect to such LIBOR Advance for such Interest Period shall be an interest rate per annum equal to the average (rounded upward to the nearest whole multiple of 1/16 of 1% per annum, if such average is not such a multiple) of the rate per annum at which deposits in U.S. dollars are offered by the principal office of each of the Reference Banks in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to the greater of (a) $1,000,000 and (b) such Reference Banks’ LIBOR Advance comprising part of such Borrowing, and for a period equal to such Interest Period.

“LIBOR Advance” means an Advance that bears interest as provided in Section 2.08(a)(ii).

“LIBOR Lending Office” means, with respect to any Lender, the office of such Lender specified as its “LIBOR Lending Office” opposite its name on Schedule I hereto, in the Commitment Increase Agreement pursuant to which it became an Augmenting Lender pursuant to Section 2.20 (or, if no such office is specified, its Domestic Lending Office), or in the Assignment and Acceptance pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office) or such other office of such Lender as such Lender may from time to time specify in writing to the Borrower and the Agent.

“LIBOR Reserve Percentage” of any Lender for any Interest Period for any LIBOR Advance means the reserve percentage applicable during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) for such Lender with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period.

“Lien” means any lien, security interest, charge or similar encumbrance, or any lien or retained security title of a conditional vendor and any other encumbrance on title to real property to secure repayment of a liability.

“Loan Documents” means this Agreement, the Security Documents, the Notes, the Fee Letter, the Initial Borrowing Date Representation Certificate, the Effective Date Representation Certificate and the Letters of Credit.

“Majority Lenders” means at any time Lenders holding more than 50% (without duplication) of the then aggregate unpaid principal amount of the Advances plus the then aggregate unpaid amount of Letter of Credit Liabilities (with the aggregate principal amount of each Lender’s risk participation and funded participation in Letter of Credit Liabilities being deemed “held” by such Lender for purposes of this definition) plus the aggregate unused amount of the Commitments.

“Majority Revolving Lenders” means at any time Revolving Lenders holding more than 50% (without duplication) of the then aggregate unpaid principal amount of Revolving Advances plus the then unpaid amount of Letter of Credit Liabilities (with the aggregate principal amount of each Lender’s risk participation and funded participation in Letter of Credit Liabilities being deemed “held” by such Lender for purposes of this definition) plus the aggregate unused amount of the Revolving Advance Commitments.

“Material Acquisition” means any acquisition of property or series of related acquisitions of property that involves consideration in excess of $100,000,000.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or condition (financial or otherwise), of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower to perform any of its obligations under any Loan Document or (c) the rights of or benefits available to the Lenders under any Loan Document.

“Material Disposition” means any sale, transfer or other disposition of property or series of related sales, transfers or other dispositions of property that yields gross proceeds to the Borrower or any Subsidiary in excess of $100,000,000.

“Merger Agreement” has the meaning specified in the recitals.

“Merger Documents” has the meaning specified in the recitals.

“Moody’s” means Moody’s Investors Service, Inc. or any successor thereto.

“Moody’s Issuer Rating” has the meaning specified in the definition of “Applicable Rating Level”.

“Moody’s Rating” means, on any date of determination, the rating most recently announced by Moody’s with respect to specified debt issued by the Borrower or with respect to the Borrower.

“Most Recent Financial Statements” means, with respect to a reference to Consolidated financial statements of the Borrower and its Subsidiaries, the most recent financial statements submitted to the Agent pursuant to Section 5.01(d)(i)(B), or, if no such audited financial statements have been submitted, by reference to the pro forma financial statements provided to the Lenders prior to the Effective Date.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“New Albertsons” has the meaning specified in the recitals.

“Note” means a Revolving Note, a Term A Note or a Term B Note.

“Notice of Borrowing” has the meaning specified in Section 2.02(a).

“Non-Consenting Lender” has the meaning specified in Section 2.18(b).

“Obligations” means all obligations (monetary or otherwise, whether absolute or contingent, matured or unmatured) of the Borrower and each other Obligor arising under or in connection with a Loan Document or a Rate Protection Agreement, including Reimbursement Obligations and the principal of and premium, if any, and interest (including interest accruing during the pendency of any proceeding of the type described in Sections 6.01(e) or (f), whether or not allowed in such proceeding) on the Loans.

“Obligor” means, as the context may require, the Borrower and each Subsidiary Guarantor.

“OECD” means the Organization for Economic Cooperation and Development.

“Other Agents” has the meaning specified in the preamble.

“Other Taxes” has the meaning specified in Section 2.17(b).

“Participant” has the meaning specified in Section 8.07(b).

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Percentage” means, with respect to each Lender, the percentage equal to a fraction the numerator of which is the amount of such Lender’s Commitment (or, in the event the Commitments have been terminated, such Lender’s Commitment as is in effect immediately prior to such termination) and the denominator of which is the aggregate amount of the Commitments (or, in the event the Commitments have been terminated, the aggregate amount of the Commitments as in effect immediately prior to such termination) of the Lenders.

“Permitted Receivables Financing” means (a) the sale by the Borrower and certain Subsidiaries of the Borrower of accounts receivable to a Receivables Subsidiary pursuant to any Receivables Purchase Agreement, (b) the sale of such accounts receivable (or participations therein) by a Receivables Subsidiary to certain purchasers pursuant to a Receivables Transfer Agreement and (c) any other accounts receivable financing the terms of which are no more adverse to the Lenders in any material way than the terms of the Permitted Receivables Financing referred to in clauses (a) and (b) above.

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” has the meaning specified in Section 7.11.

“Pledge Agreement” means the Pledge Agreement executed and delivered by an authorized officer of each Pledgor required hereby to execute it, substantially in the form of Exhibit G hereto, as amended, supplemented, amended and restated or otherwise modified from time to time.

“Pledgor” means, as applicable, the Borrower or any domestic Subsidiary that owns Equity Interests in a Subsidiary that is a Subsidiary Guarantor.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by the Agent as its prime rate in effect at its principal office in New York City or any other office specified by the Agent in writing; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Quarterly Payment Date” means the last day of March, June, September and December, or, if any such day is not a Business Day, the next succeeding Business Day.

“Rate Protection Agreement” means, collectively, any interest rate swap, cap, collar or similar agreement entered into by the Borrower or any of its Subsidiaries under which the counterparty of such agreement is (or at the time such agreement was entered into, was) a Lender or an Affiliate of a Lender.

“RBS” has the meaning specified in the preamble.

“Receivables Purchase Agreement” means (a) each Purchase Agreement as defined in the receivables purchase agreement referred to in clause (a) of the definition of the term “Receivables Transfer Agreement” and (b) any agreement amending, supplementing, extending, refinancing or replacing such Receivables Purchase Agreement, in whole or in part, provided that such replacing agreement contains terms that are no more adverse to the Lenders in any material way than the applicable terms of such Receivables Purchase Agreement.

“Receivables Subsidiary” means Supervalu Receivables Funding Corporation, a Delaware corporation, and any other special-purpose, bankruptcy-remote Subsidiary of the Borrower created and maintained solely to effect a Permitted Receivables Financing.

“Receivables Transfer Agreement” means (a) the Receivables Purchase Agreement dated as of August 16, 2001, as amended, modified, or amended and restated from time to time, among a Receivables Subsidiary, the Borrower as servicer, Delaware Funding Corporation as conduit purchaser, JPMorgan Chase Bank, N.A. (formerly Morgan Guaranty Trust Company of New York) as administrative agent and as facility agent for certain persons, Blue Ridge Asset Funding Corporation as a conduit purchaser, Wachovia Bank N.A. as facility agent for certain persons and the other conduit purchasers, alternate purchasers and facility agents party thereto and the Subsidiaries party thereto, and (b) any agreement amending, supplementing, extending, refinancing or replacing, in whole or in part, such Receivables Transfer Agreement, provided that such replacing agreement contains terms that are no more adverse to the Lenders in any material way than the applicable terms of such Receivables Transfer Agreement.

“Reference Banks” means RBS and Bank of America, N.A. or any successor Reference Bank appointed pursuant to Section 2.10(c).

“Reference Period” has the meaning specified in Section 1.03(b).

“Refinancing” has the meaning specified in the recitals.

“Register” has the meaning specified in Section 8.07(e).

“Reimbursement Obligations” means at any date the obligations of the Borrower then outstanding under Section 2.04 to reimburse the LC Bank for the amount paid by the LC Bank in respect of a drawing under a Letter of Credit.

“Revolving Advance” means an advance by a Revolving Lender to the Borrower as part of a Revolving Borrowing and refers to a Base Rate Advance or a LIBOR Advance.

“Revolving Advance Commitment” means, with respect to each Revolving Lender, the commitment of such Revolving Lender to make Revolving Advances and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount at any time of the sum of the outstanding principal amount of such Revolving Lender’s Revolving Advances, its LC Exposure and its Swingline Exposure at such time, as such commitment may be (a) reduced from time to time pursuant to Section 2.06, (b) increased pursuant to Section 2.20, or (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 8.07. The initial amount of each Revolving Lender’s Revolving Advance Commitment is set forth either on Schedule I, in the Commitment Increase Agreement required under Section 2.20 pursuant to which such Revolving Lender shall have assumed its Revolving Advance Commitment, or in the Assignment and Acceptance pursuant to which such Revolving Lender shall have assumed its Revolving Advance Commitment, as applicable.

“Revolving Advance Commitment Termination Date” means the earlier of June 2, 2011, and the date of termination in whole of the Commitments pursuant to Section 2.06 or 6.01.

“Revolving Borrowing” means a borrowing consisting of simultaneous Revolving Advances of the same Type made by each of the Revolving Lenders pursuant to Section 2.01(a).

“Revolving Lender” means any Lender with a Revolving Advance Commitment.

“Revolving Note” means a promissory note of the Borrower payable to the order of any Lender, in substantially the form of Exhibit A-3 hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Revolving Advances made by such Lender.

“SDB Purchase Agreement” has the meaning specified in the recitals.

“Secured Parties” means, collectively, the Lenders, each LC Bank, the Agent, each counterparty to a Rate Protection Agreement that is (or at the time such Rate Protection Agreement was entered into, was) a Lender or an Affiliate thereof and (in each case), each of their respective successors, transferees and assigns.

“Security Documents” means the Subsidiary Guaranty, the Pledge Agreement and each other agreement, instrument or document executed and delivered pursuant to any of the foregoing or pursuant to Section 5.01(i) and includes any agreement pursuant to which the Agent is granted a Lien by an Obligor to secure the Obligations.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc., or any successor thereto.

“S&P Issuer Rating” has the meaning specified in the definition of “Applicable Rating Level”.

“S&P Rating” means, on any date of determination, the rating most recently announced by S&P with respect to specified debt issued by the Borrower or with respect to the Borrower.

“SPV” has the meaning specified in Section 8.07.

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock or other Equity Interests having ordinary voting power to elect a majority of the board of directors of such entity or organization (irrespective of whether at the time capital stock or other Equity Interests of any other class or classes of such entity or organization shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such entity or organization or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries. Unless the context otherwise specifically requires, the term “Subsidiary” shall be a reference to a Subsidiary of the Borrower.

“Subsidiary Guarantor” means each domestic Subsidiary that is not an Immaterial Subsidiary or a Receivables Subsidiary.

“Subsidiary Guaranty” means the Subsidiary Guaranty executed and delivered by an authorized officer of each Subsidiary Guarantor pursuant to the terms of this Agreement, substantially in the form of Exhibit F hereto, as amended, supplemented, amended and restated or otherwise modified from time to time.

“Swingline Borrowing” means a borrowing consisting of a Swingline Loan made pursuant to Section 2.03.

“Swingline Commitment” means the obligation of the Swingline Lender to make Swingline Loans to the Borrower in aggregate principal amount at any one time outstanding not to exceed $100,000,000.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Revolving Lender at any time shall be its Percentage of the total Swingline Exposure at such time.

“Swingline Lender” means RBS, in its capacity as the Swingline Lender under the Swingline facility described in Section 2.03, and its successors in such capacity.

“Swingline Loan” means a loan made by the Swingline Lender pursuant to Section 2.03.

“Target” has the meaning specified in the recitals.

“Target Material Adverse Effect” means (each capitalized term used in this sentence that is not defined in this Agreement shall have the meaning assigned to it in the Merger Agreement) any effect that is materially adverse to the business, financial condition or results of operations of the Target and its Subsidiaries (or, following the Separation, New Diamond and its Subsidiaries) taken as a whole in relation to the New Diamond Business, other than any effect to the extent resulting proximately from (a) general economic conditions or developments or changes therein, (b) conditions in the industries in which the Target and its Subsidiaries operate or developments or changes therein, except to the extent that such conditions, developments or changes impact the Target in a materially disproportionate adverse manner relative to similarly situated competitors of the Target, (c) conditions in the stock markets or other capital markets or developments or changes therein, (d) the announcement of the Transaction Agreements or the Transactions, (e) the performance by the Target of its obligations pursuant to the Transaction Agreements (except the obligations of the Target to obtain the consents contemplated by Section 4.3 and Section 4.4 of the Merger Agreement), (f) the announcement, consummation, termination or abandonment of the Standalone Drug Sale, (g) any actions taken or omitted to be taken by or at the request or with the written consent of Supervalu or its Subsidiaries, (h) any changes in any Laws or any accounting regulations or principles, (i) any union organizing activities, labor disputes, strikes, work stoppages or similar labor unrest or disruption or (j) any acts of God, war or terrorism, except to the extent that such acts impact the Target in a materially disproportionate adverse manner relative to similarly situated competitors of the Target. A failure by the Target to meet any projections, estimates or budgets for any period prior to, on or after the date of the Merger Agreement shall not in itself constitute a Target Material Adverse Effect.

“Taxes” has the meaning specified in Section 2.17(a).

“Term A Advance” means an advance by a Lender to the Borrower as part of a Term A Borrowing and refers to a Base Rate Advance or LIBOR Advance.

“Term A Borrowing” means a borrowing consisting of simultaneous Term A Advances of the same Type made by each of the applicable Lenders pursuant to Section 2.01(b).

“Term A Commitment” means, with respect to each Lender, the commitment of such Lender to make Term A Advances, expressed as an amount representing the maximum aggregate amount at any time of the outstanding principal amount of such Lender’s Term A Advances, as such commitment may be (a) increased pursuant to Section 2.20 or (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 8.07. The initial amount of each Lender’s Term A Commitment is set forth either on Schedule I, in the Commitment Increase Agreement required under Section 2.20 pursuant to which such Lender shall have assumed its Term A Commitment, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Term A Commitment, as applicable.

“Term A Note” means a promissory note of the Borrower payable to the order of any applicable Lender, in substantially the form of Exhibit A-1 hereto, evidencing the indebtedness of the Borrower to such Lender resulting from a Term A Advance made by such Lender.

“Term Advances” mean, collectively, the Term A Advances, Term B Advances and, if applicable, Incremental Term Advances.

“Term A Commitment Termination Date” means the earlier of June 2, 2011, and the date of termination in whole of the Commitments pursuant to Section 2.06 or 6.01.

“Term B Advance” means an advance by a Lender to the Borrower as part of a Term B Borrowing and refers to a Base Rate Advance or LIBOR Advance.

“Term B Borrowing” means a borrowing consisting of simultaneous Term B Advances of the same Type made by each of the applicable Lenders pursuant to Section 2.01(c).

“Term B Commitment” means, with respect to each Lender, the commitment of such Lender to make Term B Advances, expressed as an amount representing the maximum aggregate amount at any time of the outstanding principal amount of such Lender’s Term B Advances, as such commitment may be (a) increased pursuant to Section 2.20 or (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 8.07. The initial amount of each Lender’s Term B Commitment is set forth either on Schedule I, in the Commitment Increase Agreement required under Section 2.20 pursuant to which such Lender shall have assumed its Term B Commitment, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Term B Commitment, as applicable.

“Term B Commitment Termination Date” means the earlier of June 2, 2012, and the date of termination in whole of the Commitments pursuant to Section 2.06 or 6.01.

“Term B Note” means a promissory note of the Borrower payable to the order of any applicable Lender, in substantially the form of Exhibit A-2 hereto, evidencing the indebtedness of the Borrower to such Lender resulting from a Term B Advance made by such Lender.

“Termination Date” means the date on which all Obligations (other than (a) contingent indemnification and expense reimbursement obligations not yet accrued and payable and (b) Obligations under Rate Protection Agreements) have been paid in full in cash, all Letters of Credit have been terminated or expired (or been cash collateralized pursuant to Section 2.04(h) or to the reasonable satisfaction of the Agent) and all Commitments shall have terminated.

“Transaction” has the meaning specified in the recitals.

“Type” when used in respect of any Advance, shall mean Base Rate Advance or LIBOR Advance.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that, if, with respect to any financing statement or by reason of any provisions of law, the perfection or the effect of perfection or non-perfection or the priority of the security interests granted to the Agent pursuant to the applicable Loan Document is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than New York, then “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of each Loan Document and any financing statement relating to such perfection or effect of perfection or non-perfection or priority.

“Voting Participant” is defined in Section 8.07(b).

“Voting Participant Notification” is defined in Section 8.07(b).

“Voting Stock” means Equity Interests in any Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”.

SECTION 1.03. Accounting Terms; GAAP.

(a) Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision

(or if the Agent notifies the Borrower that the Majority Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

(b) For the purposes of calculating Consolidated EBITDA for any period of four consecutive Fiscal Quarters (each, a “Reference Period”), if during such Reference Period (or, in the case of pro forma calculations, during the period from the last day of such Reference Period to and including the date as of which such calculation is made) the Borrower or any Subsidiary shall have made a Material Disposition or Material Acquisition, Consolidated EBITDA for such Reference Period shall be calculated on a pro forma basis as if such Material Disposition or Material Acquisition occurred on the first day of such Reference Period (with the Reference Period for the purposes of pro forma calculations being the most recent period of four consecutive Fiscal Quarters for which the relevant financial information is available).

(c) To the extent any computations are required to be made hereunder on a “pro forma basis” such computations shall reflect, on a pro forma basis, the applicable event and, to the extent applicable, the historical earnings and cash flows associated with the assets acquired or disposed of and any related incurrence or reduction of Debt, and may reflect any projected synergies or similar benefits expected to be realized as a result of such event to the extent such synergies or similar benefits would be permitted to be reflected in financial statements prepared in compliance with Article 11 of Regulation S-X under the Securities Act of 1933, as amended.

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES

SECTION 2.01. The Advances. (a) Each Revolving Lender severally agrees, on the terms and conditions hereinafter set forth, to make Revolving Advances to the Borrower from time to time on any Business Day during the period from the Effective Date until the Revolving Advance Commitment Termination Date in amounts such that the sum of (i) the aggregate principal amount of Revolving Advances by such Revolving Lender plus (ii) such Revolving Lender’s Swingline Exposure plus (iii) such Revolving Lender’s LC Exposure at any one time outstanding shall not exceed such Revolving Lender’s Revolving Advance Commitment; provided that any Revolving Advances made as a part of the Escrow Deposit shall be made into the Escrow Account and shall, at all times such Advances remain in the Escrow Account, be held by the Escrow Agent for the benefit of the Revolving Lenders and shall not, under any circumstances (other than the satisfaction of the conditions set forth in Section 3.02 and the subsequent release of funds to the Borrower) be advanced to the Borrower or constitute an asset of the Borrower. Within the limits of each Revolving Lender’s Revolving Advance Commitment, the Borrower may from time to time, solely with respect to Revolving Advances, borrow under this Section 2.01(a), prepay pursuant to Section 2.12(b) and reborrow under this Section 2.01(a). On the Effective Date, the aggregate amount of the Revolving Advance Commitments of the Revolving Lenders is $2,000,000,000.

(b) Each Lender that has a Term A Commitment agrees on the terms and conditions hereinafter set forth, to make Term A Advances to the Borrower in a single Borrowing on the Effective Date equal to such Lender’s Percentage of the aggregate amount of the Term A Borrowing requested by the Borrower to be made on such day; provided that any Term A Advances made as a part of the Escrow Deposit shall be made into the Escrow Account and shall, at all times such Advances remain in the Escrow Account, be held by the Escrow Agent for the benefit of the Lenders making such Term A Advances and shall not, under any circumstances (other than the satisfaction of the conditions set forth in Section 3.02 and the subsequent release of funds to the Borrower) be advanced to the Borrower or constitute an asset of the Borrower. On the Effective Date, the aggregate amount of the Term A Commitment of each Lender that has a Term A Commitment is $750,000,000. No amounts paid or prepaid with respect to Term A Advances may be reborrowed.

(c) Each Lender that has a Term B Commitment agrees on the terms and conditions hereinafter set forth, to make Term B Advances to the Borrower in a single Borrowing on the Effective Date equal to such Lender’s Percentage of the aggregate amount of the Term B Borrowing requested by the Borrower to be made on such day; provided that any Term B Advances made as a part of the Escrow Deposit shall be made into the Escrow Account and shall, at all times such Advances remain in the Escrow Account, be held by the Escrow Agent for the benefit of the Lenders making such Term B Advances and shall not, under any circumstances (other than the satisfaction of the conditions set forth in Section 3.02 and the subsequent release of funds to the Borrower) be advanced to the Borrower or constitute an asset of the Borrower. On the Effective Date, the aggregate amount of the Term B Commitment of each Lender that has a Term B Commitment is $1,250,000,000. No amounts paid or prepaid with respect to Term B Advances may be reborrowed.

(d) Each Borrowing shall be in an aggregate amount not less than $20,000,000 or an integral multiple of $1,000,000 in excess thereof and shall consist of Advances of the same Type made on the same day by the Lenders ratably according to their respective Commitments.

SECTION 2.02. Making the Advances. (a) Each Borrowing shall be made on notice, given not later than 12:00 noon (if requesting a Base Rate Advance) or 3:00 P.M. (if requesting a LIBOR Advance) (New York City time) (i) on the same Business Day as the proposed Borrowing in the case of a Borrowing consisting of Base Rate Advances or (ii) on the third Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of LIBOR Advances, by the Borrower to the Agent, which shall give to each Lender prompt notice thereof by telecopier. Each such notice of a Borrowing (a “Notice of Borrowing”) shall be by telecopier (confirmed immediately in writing), in substantially the form of Exhibit B-1 hereto, specifying therein the requested (A) date of such Borrowing, (B) Type of Advances comprising such Borrowing, (C) aggregate amount of such Borrowing, and (D) in the case of a Borrowing comprised of LIBOR Advances, the initial Interest Period for each such Advance. Each Lender shall, before 2:00 P.M. (New York City time) on the date of such Borrowing, make available to the Agent at its address referred to in Section 8.02, in same day funds, such Lender’s ratable portion of such Borrowing. After the Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Agent will make such funds available to the Borrower at the Agent’s aforesaid address not later than 4:00 P.M. (New York City time) on such date.

(b) Anything in Section 2.02(a) to the contrary notwithstanding, the Borrower may not select LIBOR Advances for any Borrowing if the aggregate amount of such Borrowing is less than $20,000,000.

(c) Each Notice of Borrowing shall be irrevocable and binding on the Borrower. In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of LIBOR Advances, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

(d) Unless the Agent shall have received notice from a Lender (i) by 1:00 P.M. (New York City time) on the date of any Borrowing in the case of any Borrowing consisting of Base Rate Advances or (ii) by 12:00 Noon (New York City time) on the Business Day prior to the date of any Borrowing consisting of LIBOR Advances that such Lender will not make available to the Agent such Lender’s ratable portion of such Borrowing, the Agent may assume that such Lender has made or will make such portion available to the Agent on the date of such Borrowing in accordance with Section 2.02(a) and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Agent, such Lender and the Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available by the Agent to the Borrower until the date such amount is repaid to the Agent, at (A) in the case of the Borrower, the interest rate applicable at the time to Advances comprising such Borrowing and (B) in the case of such Lender, the Federal Funds Rate. If such Lender shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Advance as part of such Borrowing for purposes of this Agreement.

(e) The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

SECTION 2.03. Swingline Loans. (a) The Swingline Lender agrees, on the terms and conditions set forth in this Agreement, to make Swingline Loans to the Borrower pursuant to this Section 2.03 from time to time on any Business Day during the period from the Effective Date until the Revolving Advance Commitment Termination Date in amounts such that (x) the aggregate principal amount of Swingline Loans at any one time outstanding shall not exceed the Swingline Commitment and (y) at the time such Swingline Loan is made, the sum of (i) the aggregate principal amount of all Revolving Advances at such time plus (ii) the aggregate amount of all Revolving Lenders’ Swingline Exposure at such time plus (iii) the aggregate amount of all Revolving Lenders’ LC Exposure at such time outstanding shall not exceed the aggregate amount of all Revolving Lenders’ Revolving Advance Commitments. Upon the making of each Swingline Loan, and without further action on the part of the Swingline Lender or any other Person, each Revolving Lender (other than the Swingline Lender) shall be deemed to have irrevocably purchased, to the extent of its Percentage, a participation interest in such Swingline Loan, and such Revolving Lender shall, to the extent of its Percentage, be responsible for reimbursing within one Business Day the Swingline Lender for Swingline Loans that have not been reimbursed by the Borrower in accordance with the terms of this Agreement. Each Swingline Loan shall be in a principal amount of at least $1,000,000 or any larger multiple of $1,000,000. All Swingline Loans shall be made as Base Rate Advances. Within the foregoing limits, the Borrower may borrow under this Section 2.03, repay pursuant to Section 2.07(b), or to the extent permitted by Section 2.12(c), prepay Swingline Loans and reborrow under this Section 2.03.

(b) Notice of Swingline Borrowing. The Borrower shall give the Swingline Lender a Notice of Borrowing not later than 4:00 P.M. (New York City time) on the date of each Swingline Borrowing, specifying (a) the date of such Swingline Borrowing, which shall be a Business Day, and (b) the amount of such Borrowing.

(c) Conversion of Swingline Loans to Revolving Advances. The Swingline Lender, at any time in its sole and absolute discretion, may on behalf of the Borrower (which hereby irrevocably directs the Swingline Lender to so act on its behalf) notify each Revolving Lender (including the Swingline Lender) to make a Revolving Advance to the Borrower in a principal amount equal to such Revolving Lender’s Percentage of the amount of such Swingline Loan, provided, however that such notice shall be deemed to have automatically been given upon the occurrence of an Event of Default under Section 6.01(e). Upon notice from the Swingline Lender, each Revolving Lender (other than the Swingline Lender) will immediately transfer to the Swingline Lender, in immediately available funds, an amount equal to such Revolving Lender’s Percentage of the amount of such Swingline Loan and the amounts so received shall be applied to pay such Swingline Loan. Each Revolving Lender’s obligation to transfer the amount of such Revolving Advance to the Swingline Lender shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any set-off, counterclaim, recoupment, defense or other right which such Revolving Lender or any other Person may have against the Swingline Lender, (ii) the occurrence or continuance of a Default or an Event of Default or the termination of the Commitments, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, the Subsidiary Guarantors or any other Person, (iv) any breach of this Agreement by the Borrower or any other Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

SECTION 2.04. Letters of Credit. (a) Commitment to Issue Letters of Credit. Each LC Bank agrees, subject to the terms and conditions hereof, following receipt of an Issuance Request delivered pursuant to the terms hereof, to issue Letters of Credit upon the request of the Borrower for the account of the Borrower or any of its Subsidiaries on a sight basis from time to time on any Business Day during the period from the Effective Date until the Revolving Advance Commitment Termination Date, provided that immediately after each such Letter of

Credit is issued, the aggregate amount of the Letter of Credit Liabilities shall not exceed the Available LC Amount. Each Letter of Credit shall be issued in an amount equal to or greater than $100,000 or such smaller amount as the relevant LC Bank may agree in a particular instance in its sole discretion. Upon the date of issuance by an LC Bank of a Letter of Credit, the LC Bank shall be deemed, without further action by any party hereto, to have sold to each Revolving Lender, and each Revolving Lender shall be deemed, without further action by any party hereto, to have purchased from the LC Bank, a participation in such Letter of Credit and the related Letter of Credit Liabilities in proportion to its Percentage. The Borrower shall pay to the LC Bank issuance fees and other customary fees in the amounts and at the times as agreed between the Borrower and the LC Bank. Unless otherwise expressly agreed by the LC Bank and the Borrower when a Letter of Credit is issued, the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each Letter of Credit. In the event of any conflict between the terms hereof and the terms of any Letter of Credit or Issuance Request, the terms hereof shall control. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the LC Bank hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Initial Borrowing Date shall be subject to and governed by the terms and conditions hereof.

(b) Request for Issuance. The Borrower shall give the LC Bank (with a copy to the Agent) at least three Business Days’ (or such shorter period as the relevant LC Bank may agree in a particular instance in its sole discretion) prior notice, effective upon receipt, of a request for the issuance or amendment of a Letter of Credit set forth on an Issuance Request specifying the date such Letter of Credit is to be issued or amended, and describing the proposed terms of such Letter of Credit and the nature of the transactions proposed to be supported thereby. Promptly after receipt of any Issuance Request, the LC Bank will confirm with the Agent (by telephone or in writing) that the Agent has received a copy of such Issuance Request from the Borrower and, if not, the LC Bank will provide the Agent with a copy thereof. Unless the LC Bank has received written notice from a Revolving Lender, the Agent or the Borrower, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Section 3.03 (with respect to any issuance after the Initial Borrowing Date) shall not then be satisfied, then, subject to the terms and conditions hereof, the LC Bank shall, on the requested date, issue a Letter of Credit for the account of the Borrower (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with the LC Bank’s usual and customary business practices. Upon receipt of the request for issuance of or amendments to a Letter of Credit, the Agent shall promptly notify each Revolving Lender of the contents thereof and of the amount of such Revolving Lender’s participation in such Letter of Credit. The issuance by the LC Bank of each Letter of Credit shall, in addition to the conditions precedent set forth in Article III, be subject to the conditions precedent that such Letter of Credit shall be in such form and contain such terms as shall be reasonably satisfactory to the LC Bank and that the Borrower shall have executed and delivered such other instruments and agreements relating to such Letter of Credit as the LC Bank shall have reasonably requested. No Letter of Credit (other than those listed in Schedule V) shall have an expiration date extending beyond the earlier of (i) 12 months from the issuance date (it being understood and agreed that such limitation shall not be construed to prohibit the issuance by any LC Bank of “evergreen” Letters of Credit providing for automatic extension for periods not exceeding 12 months, which the LC Bank may agree to or decline in its sole discretion and in fact does not allow such extension beyond the date five Business Days prior to the Revolving Advance Commitment Termination Date unless such Letter of Credit is an Extended Letter of Credit; provided that immediately after any such extension, the aggregate amount of the Letter of Credit Liabilities shall not exceed the Available LC Amount), or such later expiration date as the relevant LC Bank may agree in its sole discretion and (ii) except for Extended Letters of Credit issued in accordance with Section 2.04(i), five Business Days prior to the Revolving Advance Commitment Termination Date. In the case of a request for an initial issuance of a Letter of Credit, such Issuance Request shall specify in form and detail reasonably satisfactory to the LC Bank: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder and (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder. In the case of a request for an amendment of any outstanding Letter of Credit, such amendment will be requested by the delivery of an Issuance Request which shall specify in form and detail reasonably satisfactory to the LC Bank (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day) and (C) the nature of the proposed amendment. Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to the beneficiary thereof, the LC Bank will also deliver to the Borrower and the Agent a true and complete copy of such Letter of Credit or amendment. The Agent shall deliver to each Lender, upon the end of each calendar quarter and upon each Letter of Credit fee payment, a report setting forth for such period the daily aggregate amounts available for drawing under all Letters of Credit issued by all LC Banks and outstanding during such period.

(c) Reimbursement of Payments. Upon receipt from the beneficiary of any Letter of Credit of any demand for payment or other drawing under such Letter of Credit and finding such drawing in substantial compliance with the Letter of Credit terms, the LC Bank shall notify the Agent who shall in turn notify the Borrower as to the amount to be paid as a result of such demand or drawing and the respective payment date. If there are at such time amounts on deposit in the Holding Account, the Borrower shall notify the Agent thereof, and the Agent shall withdraw an amount equal to the amount to be paid as a result of such demand or drawing or, if less, the amount on deposit in the Holding Account, on the payment date and pay such amount to the applicable LC Bank. Unless the applicable LC Bank is reimbursed in full from amounts on deposit in the Holding Account, the Borrower shall reimburse the LC Bank in an amount equal to the amount of such drawing by 1:00 P.M. (New York City time) on the first Business Day immediately following the day on which such drawing is paid in immediately available funds, together with interest thereon from the date of the LC Bank’s payment under the Letter of Credit at the Base Rate plus the Applicable Interest Rate Margin for Revolving Advances accruing interest at the Base Rate. If the LC Bank is not reimbursed for the amount of such drawing as provided in the preceding sentence, the LC Bank shall notify the Agent, and the Agent shall notify each other Revolving Lender, thereof by 3:00 P.M. (New York City time) on the day such drawing was supposed to be paid. If at any time the LC Bank shall make a payment to a beneficiary of a Letter of Credit in respect of a drawing under such Letter of Credit and such drawing has not been paid by the Borrower when due, each Lender will pay to the Agent, for the account of the LC Bank, immediately upon the LC Bank’s demand at any time during the period commencing after such payment until reimbursement therefor in full by the Borrower, an amount equal to such Revolving Lender’s Percentage multiplied by the amount then due from the Borrower at such time. Each Revolving Lender’s obligation to reimburse the LC Bank for amounts drawn under Letters of Credit, as contemplated by this clause, shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Revolving Lender may have against the LC Bank, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing. No such reimbursement by the Revolving Lender’s shall relieve or otherwise impair the obligation of the Borrower to reimburse the LC Bank for the amount of any payment made by the LC Bank under any Letter of Credit, together with interest as provided herein.

(d) Reimbursement Obligations Unconditional. The Borrower shall be irrevocably and unconditionally obligated forthwith to reimburse the LC Bank for any amounts paid by the LC Bank upon any drawing under any Letter of Credit on the date and times set forth in clause (c), without presentment, demand, protest or other formalities of any kind, provided that the Borrower shall not hereby be precluded from asserting any claim for direct (but not consequential) damages suffered by the Borrower to the extent, but only to the extent, caused by (i) the willful misconduct or gross negligence (as determined by a court of competent jurisdiction) of the LC Bank in determining whether a request presented under any Letter of Credit complied with the terms of such Letter of Credit or (ii) the LC Bank’s failure to pay under any Letter of Credit after the presentation to it of a request strictly complying with the terms and conditions of the Letter of Credit. The LC Bank will promptly pay to each Revolving Lender ratably in accordance with its Percentage all amounts received from the Borrower for application in payment, in whole or in part, of the Reimbursement Obligation in respect of any Letter of Credit, but only to the extent such Revolving Lender has made payment to the LC Bank in respect of such Letter of Credit pursuant to Section 2.04(c).

(e) Indemnification. The Borrower hereby indemnifies and holds harmless each Revolving Lender, the LC Bank and the Agent from and against any and all claims and damages, losses, liabilities, costs or expenses which such Revolving Lender, the LC Bank or the Agent may incur (or which may be claimed against such Revolving Lender, the LC Bank or the Agent by any Person whatsoever) by reason of or in connection with the execution and delivery or transfer of or payment or failure to pay under any Letter of Credit, including any claims, damages, losses, liabilities, costs or expenses which the LC Bank may incur by reason of or in connection with the failure of any other Revolving Lender to fulfill or comply with its obligations to the LC Bank hereunder (but nothing herein contained shall affect any rights the Borrower may have against such defaulting Revolving Lender), provided that the Borrower shall not be required to indemnify any Revolving Lender, the LC Bank or the Agent for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by (i) the willful misconduct or gross negligence (as determined by a court of competent jurisdiction) of the LC Bank, such Revolving Lender or the Agent in determining whether a request presented under any Letter of Credit complied with the terms of such Letter of Credit or

(ii) the LC Bank’s failure to pay under any Letter of Credit after the presentation to it of a request strictly complying with the terms and conditions of the Letter of Credit. Nothing in this Section 2.04(e) is intended to limit the obligations of the Borrower under any other provision of this Agreement.

(f) Limited Liability of the LC Bank. The Borrower assumes all risks of the acts or omissions of any beneficiary and any transferee of any Letter of Credit with respect to its use of such Letter of Credit. The Revolving Lenders, the LC Bank and their respective officers and directors shall not be liable or responsible for, and the obligations of each Revolving Lender to make payments, and of the Borrower to reimburse the LC Bank for payments, pursuant to this Section 2.04 shall not be excused by, any action or inaction of any Revolving Lender or the LC Bank related to (i) the use which may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith, (ii) the validity, sufficiency or genuineness of documents presented under any Letter of Credit, or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged, (iii) payment by the LC Bank against presentation of documents to the LC Bank which do not strictly comply with the terms of any Letter of Credit, including failure of any documents to bear any reference or adequate reference to such Letter of Credit, absent such LC Bank’s gross negligence or willful misconduct, (iv) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document, (v) the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the LC Bank or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction, (vi) any payment by the LC Bank under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the LC Bank under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any bankruptcy law, or (vii) any other circumstances whatsoever in making or failing to make, or notifying or failing to notify the LC Bank that it is required to make, any payment under any Letter of Credit. Notwithstanding the foregoing, the Borrower shall have a claim against the LC Bank and the LC Bank shall be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential, damages suffered by the Borrower which were caused by (i) the LC Bank’s willful misconduct or gross negligence (as determined by a court of competent jurisdiction) in determining whether documents presented under any Letter of Credit comply with the terms thereof or (ii) the LC Bank’s willful failure to pay under any Letter of Credit after the presentation to the LC Bank by any beneficiary (or a successor beneficiary to whom such Letter of Credit has been transferred in accordance with its terms) of documents strictly complying with the terms and conditions of such Letter of Credit. Subject to the preceding sentence, the LC Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary. Each Revolving Lender shall, ratably in accordance with its Percentage indemnify the LC Bank (to the extent not reimbursed by the Borrower) against any cost, expense (including counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from the LC Bank’s gross negligence or willful misconduct) that the LC Bank may suffer or incur in connection with this Agreement or any action taken or omitted by the LC Bank hereunder. Each Revolving Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the LC Bank shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the LC Bank, the Agent, any of their respective affiliates nor any correspondent, participant or assignee of the LC Bank shall be liable to any Revolving Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Lenders or the Majority Revolving Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuance Request. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. In furtherance and not in limitation of the foregoing, the LC Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the LC Bank shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Letters of Credit Outside Facility. Nothing in this Section shall be construed as limiting the right of the Borrower to request, or of any Lender to issue, letters of credit for the account of the Borrower that are not “Letters of Credit” for purposes of this Agreement. No request by the Borrower to any Lender for the issuance of a letter or credit shall be deemed a request for the issuance of a Letter of Credit under this Agreement unless (i) the Borrower’s request for such letter of credit states in writing that such letter of credit, when issued, shall be a Letter of Credit under this Agreement, or (ii) such Lender conditions its agreement to issue such letter of credit, in writing, on the Borrower’s agreement that such letter of credit constitute a Letter of Credit under this Agreement.

(h) Cash Collateral. If, after giving effect to any reduction of the Commitments pursuant to Section 2.06, the aggregate amount available to be drawn under all outstanding Letters of Credit exceeds the aggregate amount of the Commitments, the Borrower shall deposit into the Holding Account an amount in cash sufficient to cause the amount deposited in the Holding Account to equal such excess. At any time after such deposit is made, if an outstanding Letter of Credit expires or is reduced without the full amount thereof having been drawn, the Agent shall withdraw from the Holding Account and deliver to the Borrower an amount equal to the amount by which the amount on deposit in the Holding Account exceeds the aggregate amount by which the amount available to be drawn under outstanding Letters of Credit (after giving effect to such expiration or reduction) exceeds the aggregate amount of the Commitments.

(i) Extended Letters of Credit. The Borrower may request that an LC Bank allow, and an LC Bank may (in its sole discretion) agree to allow, one or more Letters of Credit issued by it to expire later than the date that is five Business Days prior to the Revolving Advance

Commitment Termination Date. Any such Letter of Credit is referred to herein as an “Extended Letter of Credit”. The following provisions shall apply to any Extended Letter of Credit, notwithstanding any contrary provision set forth herein.

(i) The participations of each Revolving Lender in each Extended Letter of Credit shall terminate at the close of business on the date that is five Business Days prior to the Revolving Advance Commitment Termination Date, except with respect to demands for drawings submitted prior to such date.

(ii) On or prior to the date that is five Business Days prior to the Revolving Advance Commitment Termination Date, the Borrower shall deposit with each LC Bank an amount in cash equal to the LC Exposure as of such date attributable to the Extended Letters of Credit issued by such LC Bank. Each such deposit shall be held by the applicable LC Bank as collateral for the obligations of the Borrower in respect of such Extended Letters of Credit. Each applicable LC Bank shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the relevant LC Bank and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the relevant LC Bank to reimburse disbursements in respect of such Extended Letters of Credit for which such LC Bank has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time.

(iii) After the close of business on the date that is five Business Days prior to the Revolving Advance Commitment Termination Date, all fees that would have accrued pursuant to Section 2.05(a), (b) and (d) (if the participations of the Revolving Lenders in the Extended Letters of Credit had not terminated) shall continue to accrue on the LC Exposure in respect of each Extended Letter of Credit and shall be payable to each applicable LC Bank for its own account.

SECTION 2.05. Fees. (a) Facility Fee. The Borrower agrees to pay to the Agent for the account of each Revolving Lender a facility fee on the daily average aggregate unused amount of such Revolving Lender’s Revolving Advance Commitment from the Effective Date in the case of each Revolving Lender that is a signatory hereto or, in the case of an Augmenting Lender, from the effective date of the applicable Commitment Increase or, in the case of an assignee Revolving Lender, from the effective date specified in the Assignment and Acceptance pursuant to which it became a Revolving Lender, until the Revolving Commitment Termination Date, payable in arrears on each Quarterly Payment Date during the term of such Lender’s Revolving Advance Commitment, commencing on the first such date to occur after the date hereof, and on the Revolving Commitment Termination Date, at a rate per annum equal to the Applicable Facility Fee Rate in effect from time to time, provided that any facility fees accruing after the Revolving Commitment Termination Date shall be payable on demand. Each Revolving Lender’s Percentage of outstanding Swingline Loans and of Letter of Credit Liabilities shall constitute usage of the Revolving Advance Commitments with respect to the calculation of such facility fees.

(b) Letter of Credit Commission. The Borrower agrees to pay to the Agent for the account of each Revolving Lender a Letter of Credit commission with respect to each Letter of Credit, computed for each day from and including the date of issuance of such Letter of Credit until the last day a drawing is available under such Letter of Credit, at a rate per annum equal to the Applicable Interest Rate Margin in effect for Revolving Advances maintained as LIBOR Advances from time to time on the undrawn amount of such Letter of Credit on such day. Such commission shall be payable in arrears on each Quarterly Payment Date during the term of each Letter of Credit, and on the Revolving Loan Commitment Termination Date, provided that any Letter of Credit commissions accruing after the Revolving Loan Commitment Termination Date shall be payable on demand.

(c) Agent’s Fees. The Borrower shall pay to the Agent for its own account such fees, and at such times, as set forth in the Fee Letter.

(d) LC Bank Fees. The Borrower hereby agrees to pay directly to an LC Bank upon issuance of, drawing under, and/or amendment of, a Letter of Credit issued by it such amount as shall at the time of such issuance, drawing or amendment be the administrative charge which such LC Bank is customarily charging for issuances of, drawings under or amendments of, letters of credit issued by it. The Borrower hereby agrees to pay to each LC Bank for its own account a fronting fee equal to 0.125% per annum (or in the event Applicable Rating Level VI or lower is in effect, 0.250%) of the stated amount of such Letter of Credit, payable quarterly in arrears on each Quarterly Payment Date after the issuance thereof, calculated based upon the actual number of days elapsed, on the basis of a year of 360 days.

SECTION 2.06. Termination or Reduction of the Commitments or the Swingline Commitment; Voluntary Reduction. The Borrower shall have the right, upon at least three Business Days’ notice to the Agent, to terminate in whole or reduce ratably in part the unused portions of (a) the respective Commitments of the Lenders or (b) the Swingline Commitment, provided that (i) once terminated, a Commitment or any portion thereof may not (subject to Section 2.20) be reinstated, (ii) the aggregate amount of the Commitments of the Lenders shall not be reduced to an amount that is less than the sum of the aggregate principal amount of the Advances and Swingline Loans then outstanding plus the aggregate outstanding amount of the Letter of Credit Liabilities, and the aggregate amount of the Swingline Commitment shall not be reduced to an amount that is less than the aggregate principal amount of the Swingline Loans then outstanding, and (iii) each partial reduction shall be in the aggregate amount of $25,000,000 ($10,000,000 in the case of the Swingline Commitment) or an integral multiple of $1,000,000 in excess thereof.

SECTION 2.07. Repayment of Advances and Swingline Loans. (a) The Borrower hereby unconditionally promises to pay, and shall repay, the unpaid principal amount of each Advance made by each Lender on the applicable Commitment Termination Date. Prior thereto, repayments of the Advances shall be made as set forth below:

(i) On the Term A Commitment Termination Date and on each Quarterly Payment Date occurring during any period set forth on Schedule VI, the Borrower shall make a scheduled repayment of the aggregate outstanding principal amount, if any, of all Term A Advances in an amount equal to the original principal amount of the Term A Advances set forth in the column corresponding to such date on Schedule VI.

(ii) On the Term B Commitment Termination Date and on each Quarterly Payment Date, the Borrower shall make a scheduled repayment of the aggregate outstanding principal amount, if any, of all Term B Advances equal to 0.25% of the original aggregate outstanding principal amount (with the balance due at maturity).

(b) The Borrower hereby unconditionally promises to pay, and shall repay, the unpaid principal amount of each Swingline Loan on the Revolving Commitment Termination Date.

SECTION 2.08. Interest on Advances and Swingline Loans. (a) Ordinary Interest on Advances. The Borrower shall pay interest on the unpaid principal amount of each Advance made by each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

(i) Base Rate Advances. If such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (A) the Base Rate plus (B) the Applicable Interest Rate Margin for Base Rate Advances in effect from time to time, payable in arrears on each Quarterly Payment Date and on the date such Base Rate Advance shall be Converted or paid in full.

(ii) LIBOR Advances. If such Advance is a LIBOR Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (A) the LIBOR for such Interest Period for such Advance plus (B) the Applicable Interest Rate Margin for LIBOR Advances in effect on the first day of such Interest Period, payable on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such LIBOR Advance shall be Converted or paid in full.

(b) Interest on Swingline Loans. The Borrower shall pay interest on the unpaid principal amount of each Swingline Loan made by the Swingline Lender from the date of such Swingline Loan until such principal amount shall be paid in full at a rate per annum equal at all times to the Base Rate plus the Applicable Interest Rate Margin for Base Rate Advances in effect from time to time, payable quarterly on each Quarterly Payment Date.

(c) Default Interest. The Borrower shall pay interest on the unpaid principal amount of each Advance, Reimbursement Obligation and Swingline Loan that is not paid when due and on the unpaid amount of all interest, fees and other amounts payable hereunder that is not paid when due, payable on demand, at a rate per annum equal at all times to 2% per annum above the Base Rate plus the Applicable Interest Rate Margin in effect from time to time; provided that, in the case of Reimbursement Obligations not paid when due, in addition to the amount set forth above, such Reimbursement Obligations will accrue interest at a rate per annum equal to the Base Rate in effect from time to time.

(d) Escrow Fee. The Borrower hereby agrees to pay to each Lender depositing amounts into the Escrow Account a fee (the “Escrow Fee”), in an amount equal to the amount of interest that would otherwise accrue on the amount deposited if such amount were Advances hereunder of the applicable tranche of Loans based on such Lender’s Commitments accruing at the Base Rate plus the Applicable Interest Rate Margin for Base Rate Advances of such tranche of Loans for one day.

SECTION 2.09. Additional Interest on LIBOR Advances. The Borrower shall pay to each Lender, so long as such Lender shall be required under regulations of the Board of Governors of the Federal Reserve System to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, additional interest on the unpaid principal amount of each LIBOR Advance of such Lender, from the date of making such Advance until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (a) the LIBOR for the Interest Period for such Advance from (b) the rate obtained by dividing such LIBOR by a percentage equal to 100% minus the LIBOR Reserve Percentage of such Lender for such Interest Period, payable on each date on which interest is payable on such Advance. Such additional interest shall be determined by such Lender and such Lender shall notify the Borrower in writing through the Agent.

SECTION 2.10. Interest Rate Determination. (a) The Agent shall give prompt notice to the Borrower and the Lenders of the applicable interest rate determined by the Agent for purposes of Section 2.08(a)(i) or (ii) and Section 2.08(b), and, if necessary, the applicable rate, if any, furnished by each Reference Bank for the purpose of determining the applicable interest rate under Section 2.08(a)(ii).

(b) If LIBOR for any LIBOR Advance cannot be determined because the rate as set forth by the Bloomberg Information Service or any successor thereto or any other service selected by the Agent which has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates is not available for any reason and if fewer than two Reference Banks furnish timely information to the Agent for determining the LIBOR for any LIBOR Advances, the LIBOR with respect to such LIBOR Advance shall be determined by the Agent to be the offered rate per annum at which deposits in dollars appear with respect to the relevant Interest Period on the Reuters Screen LIBOR Page (or any successor page) in each case as of 11:00 A.M. (London time), two Business Days prior to the beginning of such Interest Period or in the event that the foregoing offered rates are not available then:

(i) the Agent shall forthwith notify the Borrower and the Lenders that the interest rate cannot be determined for such LIBOR Advances,

(ii) each such Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance (or if such Advance is then a Base Rate Advance, will continue as a Base Rate Advance), and

(iii) the obligation of the Lenders to make, or to Convert Advances into, LIBOR Advances shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist.

(c) If any Reference Bank shall fail to furnish timely information to the Agent the Borrower may, with the consent of the Agent (which consent shall not be unreasonably withheld), appoint another Lender as a replacement for such Reference Bank.

(d) If, with respect to any LIBOR Advances, the Majority Lenders notify the Agent that the LIBOR for any Interest Period for such Advances will not adequately reflect the cost to such Majority Lenders of making, funding or maintaining their respective LIBOR Advances for such Interest Period, the Agent shall forthwith so notify the Borrower and the Lenders, whereupon:

(i) each LIBOR Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance, and

(ii) the obligation of the Lenders to make, or to Convert Advances into, LIBOR Advances shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

(e) If the Borrower shall fail to select a new Interest Period for any outstanding LIBOR Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Agent will forthwith so notify the Borrower and the Lenders and such Advances will automatically, on the last day of the then existing Interest Period therefor, Convert into Base Rate Advances.

(f) On the date on which the aggregate unpaid principal amount of LIBOR Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $20,000,000, such Advances shall automatically Convert into Base Rate Advances, and on and after such date the right of the Borrower to Convert such Advances into LIBOR Advances shall terminate, provided, however that if and so long as each such LIBOR Advance shall have the same Interest Period as Advances comprising another Borrowing, and the aggregate unpaid principal amount of all such Advances shall equal or exceed $20,000,000, the Borrower shall have the right to continue all such Advances.

SECTION 2.11. Voluntary Conversion of Advances. The Borrower may on any Business Day, upon notice given to the Agent not later than 3:00 P.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.10 and 2.14, Convert all Advances of one Type comprising the same Borrowing into Advances of the other Type, provided, however that any Conversion of any LIBOR Advances into Base Rate Advances shall be made on, and only on, the last day of an Interest Period for such LIBOR Advances and any Conversion of Base Rate Advances into LIBOR Advances shall be in an amount not less than $20,000,000, and provided further that the Borrower shall not convert any Base Rate Advances into LIBOR Advances if a Default has occurred and is continuing. Each such notice of a Conversion shall, within the restrictions specified above, specify (a) the date of such Conversion, (b) the Advances to be Converted and (c) if such Conversion is into LIBOR Advances, the duration of the initial Interest Period for each such Advance. Each notice of Conversion shall be irrevocable and binding on the Borrower.

SECTION 2.12. Prepayments of Advances and Swingline Loans. (a) The Borrower shall have no right to prepay any principal amount of any Advances other than as provided in clause (b) below, or any principal amount of any Swingline Loans other than as provided in clause (c) below.

(b) The Borrower may, upon at least one Business Day’s notice in the case of Base Rate Advances, and three Business Days’ notice in the case of LIBOR Advances to the Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding principal amounts of the Advances comprising part of any Borrowing selected by the Borrower in whole or ratably in part, without premium or penalty, together with accrued interest to the date of such prepayment on the principal amount prepaid, provided, however, that (i) any such prepayment of (A) a Borrowing comprising Term A Advances shall be made pro rata among Term A Advances constituting such Borrowing (applied to the remaining amortization payments for the Term A Advances in such amounts as the Borrower shall determine), (B) a Borrowing comprising Term B Advances shall be made pro rata among Term B Advances constituting such Borrowing (applied to the remaining amortization payments for the Term B Advances in such amounts as the Borrower shall determine) and (C) a Borrowing comprising Revolving Advances shall be made pro rata among the Revolving Advances constituting such Borrowing, (ii) each partial prepayment shall be in an aggregate principal amount not less than $20,000,000 ($1,000,000 in the case of Swingline Borrowings) or an integral multiple of $1,000,000 in excess thereof and (iii) in the case of any such prepayment of a LIBOR Advance, the Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 8.04(b).

(c) The Borrower may, upon notice to the Swingline Lender, prepay any Swingline Loan in whole by paying the principal amount thereof.

SECTION 2.13. Increased Costs. (a) If, due to either (i) the introduction of or any change (other than any change by way of imposition or increase of reserve requirements included in the LIBOR Reserve Percentage) in or in the interpretation of any law, regulation, rule or guideline promulgated or made after the date this Agreement is executed and delivered by the Borrower or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law) promulgated or made after the date this Agreement is executed and delivered by the Borrower, there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining LIBOR Advances, then the Borrower shall from time to time, upon written demand by such Lender (with a copy of such written demand to the Agent), pay to the Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost, provided that the Borrower shall not be obligated to pay any such additional amounts that are attributable to the period ending 90 days prior to the Borrower’s receipt of such written notice, provided further that to the extent such additional amounts accrue during such period because of the retroactive effect of the applicable law, rule, regulation, guideline or request promulgated during the 90 day period prior to the Borrower’s receipt of such written notice, the limitation set forth in the foregoing proviso shall not apply. A certificate, made in good faith and in reasonable detail, as to the amount of such increased cost, submitted to the Borrower and the Agent by such Lender, shall, except for demonstrable or calculation error, be conclusive and binding for all purposes.

(b) If any Lender determines that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) promulgated or made after the date this Agreement is executed and delivered by the Borrower affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital is increased by or based upon the existence of such Lender’s commitment to lend hereunder and other commitments of this type, then, within 30 days after written notice and demand from such Lender (with a copy of such demand to the Agent), the Borrower shall immediately pay to the Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender or such corporation in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender’s commitment to lend hereunder, provided that the Borrower shall not be obligated to pay any such additional amounts that are attributable to the period ending 90 days prior to the Borrower’s receipt of such written notice, provided further that to the extent such additional amounts accrue during such period because of the retroactive effect of the applicable law, rule, regulation, guideline or request promulgated during the 90 day period prior to the Borrower’s receipt of such written notice, the limitation set forth in the foregoing proviso shall not apply. A certificate, made in good faith and in reasonable detail, as to such amounts submitted to the Borrower and the Agent by such Lender shall, except for demonstrable or calculation error, be conclusive and binding for all purposes.

(c) Any Lender claiming any additional amounts payable pursuant to this Section 2.13 shall use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its lending office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

(d) The above provisions of this Section 2.13 shall not apply to any increased costs arising from any taxes, levies, imposts, deductions, charges or withholdings, or liabilities with respect thereto.

SECTION 2.14. Illegality. Notwithstanding any other provision of this Agreement, if any Lender shall notify the Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for any Lender or its LIBOR Lending Office to perform its obligations to make, fund or maintain LIBOR Advances hereunder, (a) the obligation of such Lender to make, or to Convert Advances into, LIBOR Advances shall be suspended until such Lender shall notify the Borrower and the Agent that the circumstances causing such suspension no longer exist and (b) the Borrower shall, on the last day of the Interest Period then applicable thereto or, if it is unlawful for such Lender to maintain such LIBOR Advances for the balance of any such Interest Period, on the last day on which the Borrower has been notified by such Lender that such LIBOR Advances may be lawfully maintained, Convert all LIBOR Advances of such Lender then outstanding into Base Rate Advances in accordance with Section 2.11.

SECTION 2.15. Payments and Computations. (a) The Borrower shall make each payment hereunder and under the Notes without set-off or counterclaim not later than 12:00 Noon (New York City time) on the day when due in U.S. dollars to the Agent at its address referred to in Section 8.02 in same day funds. The Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest or facility fees ratably (other than amounts payable pursuant to Sections 2.09, 2.13, 2.17 or 8.04(b)) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 8.07(e), from and after the effective date specified in such Assignment and Acceptance, the Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b) All computations of interest based on the Prime Rate shall be made by the Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the LIBOR or the Federal Funds Rate (for all purposes other than the calculation of the Base Rate) and of Letter of Credit commissions and facility fees shall be made by the Agent, and all computations of interest pursuant to Section 2.09 shall be made by a Lender, on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, commissions or fees are payable. Each determination by the Agent (or, in the case of Section 2.09, by a Lender) of an interest rate hereunder shall be conclusive and binding for all purposes, absent calculation or demonstrable error.

(c) Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest, commissions or fees, as the case may be, provided, however that if such extension would cause payment of interest on or principal of LIBOR Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(d) Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Agent may assume that the Borrower has made or will make such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent that the Borrower shall not have so made such payment in full to the Agent, each Lender shall repay to the Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent, at the Federal Funds Rate.

SECTION 2.16. Sharing of Payments, Proceeds of Collateral, Etc. (a) If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Advances owing to it (other than pursuant to Section 2.09, 2.13, 2.17 or 8.04(b)) in excess of its ratable share of payments on account of the Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Advances owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them, provided, however that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.16 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

(b) All amounts received as a result of the exercise of remedies under the Loan Documents (including from the proceeds of collateral securing the Obligations) or under applicable law shall be applied upon receipt to the Obligations as follows: (i) first, to the payment of all Obligations owing to the Agent, in its capacity as the Agent (including the fees and expenses of counsel to the Agent), (ii) second, after payment in full in cash of the amounts specified in clause (b)(i), to the ratable payment of all interest (including interest accruing after the commencement of a proceeding in bankruptcy, insolvency or similar law, whether or not permitted as a claim under such law) and fees owing under the Loan Documents, and all costs and expenses owing to the Secured Parties pursuant to the terms of the Loan Documents, until paid in full in cash, (iii) third, after payment in full in cash of the amounts specified in clauses (b)(i) and (b)(ii), to the ratable payment of the principal amount of the Loans then outstanding, the aggregate Reimbursement Obligations then owing, the cash collateralization for contingent liabilities under Letter of Credit Liabilities and the termination value under Rate Protection Agreements (determined in accordance with the terms thereof), (iv) fourth, after payment in full in cash of the amounts specified in clauses (b)(i) through (b)(iii), to the ratable payment of all other Obligations owing to the Secured Parties, and (v) fifth, after payment in full in cash of the amounts specified in clauses (b)(i) through (b)(iv), and following the Termination Date, to each applicable Obligor or any other Person lawfully entitled to receive such surplus.

SECTION 2.17. Taxes. (a) Any and all payments by the Borrower hereunder or under the Notes shall be made, in accordance with Section 2.15, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the Agent, net income taxes that are imposed by the United States and franchise taxes and net income taxes that are imposed on such Lender or the Agent by the state or foreign jurisdiction under the laws of which such Lender or the Agent (as the case may be) is organized or any political subdivision thereof and, in the case of each Lender, franchise taxes and net income taxes that are imposed on such Lender by the state or foreign jurisdiction of such Lender’s Applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities, in each case imposed by way of a withholding requirement on payments by the Borrower being hereinafter referred to as

“Taxes”), provided, however, that if the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to any Lender or the Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.17) such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b) In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or under the other Loan Documents or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or the other Loan Documents (hereinafter referred to as “Other Taxes”).

(c) The Borrower will indemnify each Lender and the Agent for the full amount of Taxes or Other Taxes (including any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.17) imposed on or paid by such Lender or the Agent (as the case may be) and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant governmental authority. This indemnification shall be made within 30 days from the date such Lender or the Agent (as the case may be) makes written demand therefor. A certificate, made in good faith and in reasonable detail, as to the amount of such payment or liability delivered to the Borrower by a Lender, or by the Agent on its own behalf on or behalf of a Lender, shall be conclusive absent manifest error.

(d) Each Lender shall, at the time of any written demand for indemnification as set forth in clause (c) above, provide to the Borrower a receipt for, or other evidence of the imposition of or the payment of, Taxes or Other Taxes to be indemnified under this Section 2.17.

(e) Within 30 days after the date of any payment of Taxes, the Borrower will furnish to the Agent, at its address referred to in Section 8.02, appropriate evidence of payment thereof.

(f) For purposes of this Section 2.17, the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Code.

(g) Each Lender organized under the laws of a jurisdiction outside the United States shall, on or prior to the date of its execution and delivery of this Agreement in the case of each Lender that is a signatory hereto, and on the date of the Assignment and Acceptance pursuant to which it became a Lender in the case of each other Lender, and from time to time thereafter if requested in writing by the Borrower or the Agent (but only so long thereafter as such Lender remains lawfully able to do so), provide the Agent and the Borrower with Internal Revenue Service Form W-8BEN, W-8ECI or W-9, as appropriate, or any successor or other form prescribed by the Internal Revenue Service (or otherwise), certifying that such Lender is exempt from or entitled to a reduced rate of United States withholding tax on payments of interest pursuant to this Agreement or the Notes. If the form provided by a Lender at the time such Lender first becomes a party to this Agreement indicates a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Lender provides the appropriate form certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such form, provided, however, that, if at the date of the Assignment and Acceptance pursuant to which a Lender assignee becomes a party to this Agreement, the Lender assignor was entitled to payments under clause (a) in respect of United States withholding tax with respect to interest paid at such date, then, to the extent such tax results in liability for such payments, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States interest withholding tax, if any, applicable with respect to the Lender assignee on such date.

(h) For any period with respect to which a Lender has failed to provide the Borrower with the appropriate form described in clause (g) (other than if such failure is due to a change in law occurring subsequent to the date on which a form was originally required to be provided, or if such form otherwise is not required under clause (g)), such Lender shall not be entitled to indemnification under Section 2.17(a) or (c) with respect to Taxes imposed by the United States by reason of such failure, provided, however, should a Lender become subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as such Lender shall reasonably request to assist such Lender to recover such Taxes.

(i) Any Lender claiming any additional amounts payable pursuant to this Section 2.17 shall use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its lending office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

(j) In the event the Borrower is required pursuant to this Section 2.17 to pay any amount to any Lender or the Agent or on behalf of any of them to any taxing authority, such Lender shall, if no Default has occurred and is continuing, upon the request of the Borrower delivered to such Lender and the Agent, assign, pursuant to and in accordance with the provisions of Section 8.07, all of its rights and obligations under this Agreement and under the Notes to an Eligible Assignee selected by the Borrower in consideration for (i) the payment by such assignee to the assigning Lender of the principal of, and interest accrued and unpaid to the date of such assignment on, the outstanding Advances of such Lender, (ii) the payment by the Borrower to the assigning Lender of any and all other amounts owing to such Lender under any provision of this Agreement accrued and unpaid to the date of such assignment including any additional amounts payable pursuant to this Section 2.17 and (iii) the Borrower’s release of the assigning Lender from any further obligation or liability under this Agreement. The assignment fee required under Section 8.07 for such assignment shall be paid by the Borrower. Notwithstanding anything to the contrary in this Section 2.17(j), in no event shall the replacement of any Lender result in a decrease or reallocation of the aggregate Commitments without the written consent of the Majority Lenders.

(k) If any Lender or Agent receives a refund in respect of any Taxes or Other Taxes as to which indemnification or additional amounts have been paid to it by the Borrower pursuant to this Section 2.17, it shall promptly remit such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.17 with respect to the Taxes or Other Taxes giving rise to such refund plus any interest included in such refund by the relevant taxing authority attributable thereto) to the Borrower, net of all out-of-pocket expenses of the Lender or Agent, as the case may be, and without interest (other than any interest paid by the relevant taxing authority with respect to such refund); provided that the Borrower, upon the request of the Lender or Agent, as the case may be, agrees promptly to return such refund to such party in the event such party is required to repay such refund to the relevant taxing authority. Such Lender or Agent, as the case may be, shall, at the Borrower’s request, provide the Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant taxing authority.

SECTION 2.18. Replacement of Lenders. (a) Any Lender claiming any additional amounts payable pursuant to Section 2.13 or invoking the provisions of Section 2.14 shall, if no Default has occurred and is continuing, upon the request of the Borrower delivered to such Lender and the Agent, assign, pursuant to and in accordance with the provisions of Section 8.07, all of its rights and obligations under this Agreement and under the other Loan Documents to an Eligible Assignee selected by the Borrower in consideration for (i) the payment by such assignee to the assigning Lender of the principal of, and interest accrued and unpaid to the date of such assignment on, the outstanding Advances of such Lender, (ii) the payment by the Borrower to the assigning Lender of any and all other amounts owing to such Lender under any provision of this Agreement accrued and unpaid to the date of such assignment and (iii) the Borrower’s release of the assigning Lender from any further obligation or liability under this Agreement. The assignment fee required under Section 8.07(d) for such assignment shall be paid by the Borrower. Notwithstanding anything to the contrary in this Section 2.18(a), in no event shall the replacement of any Lender result in a decrease or reallocation of the aggregate Commitments without the written consent of the Majority Lenders.

(b) If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination which pursuant to the terms of Section 8.01 requires the consent of all affected Lenders and with respect to which the Majority Lenders shall have granted their consent, if no Event of Default has occurred and is continuing, then the Borrower shall have the right (unless such Non-Consenting Lender grants such consent) to replace such Non-Consenting Lender by requiring such Non-Consenting Lender to (and any such Non-Consenting Lender agrees that it shall, upon the Borrower’s request) assign all of its rights and obligations under this Agreement and under the other Loan Documents to an Eligible Assignee selected by the Borrower and approved by the Agent and, in the case of Revolving Advances, by the LC Banks in consideration for (i) the payment by such assignee to the Non-Consenting Lender of the principal of, and interest accrued and unpaid to the date of such assignment on, the outstanding Advances of such Lender, (ii) the payment by the Borrower to the Non-Consenting Lender of any and all other amounts owing to such Non-Consenting Lender under any provision of this Agreement accrued and unpaid to the date of such assignment and (iii) the Borrower’s release of the Non-Consenting Lender from any further obligation or liability under this Agreement. The assignment fee required under Section 8.07(d) for such assignment shall be paid by the Borrower. In connection with any such assignment the Borrower, the Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 8.07. Notwithstanding anything to the contrary in this Section 2.18(b), in no event shall the replacement of any Non-Consenting Lender result in a decrease or reallocation of the aggregate Commitments. Each Lender hereby grants to each Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender as assignor, any assignment agreement necessary to effectuate any assignment of such Lender’s interests hereunder in the circumstances contemplated by this Section, in the event a Non-Consenting Lender fails to execute an Assignment and Acceptance if so required by this Section.

SECTION 2.19. Evidence of Debt. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Advance owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder in respect of Advances. The Borrower agrees that upon notice by any Lender to the Borrower (with a copy of such notice to the Agent) to the effect that a Note is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Advances owing to, or to be made by, such Lender, the Borrower shall promptly execute and deliver to such Lender a Note payable to the order of such Lender in a principal amount up to the Commitment of such Lender.

SECTION 2.20. Increase in Commitments. (a) At any time after the Effective Date until the third anniversary of the Effective Date, the Borrower may, by written notice to the Agent (which shall promptly deliver a copy to each of the Lenders), request at any time or from time to time that the total Revolving Advance Commitments and/or Term A Commitments and/or Term B Commitments be increased; provided that (i) the aggregate amount of all such increases pursuant to this Section shall not exceed $1,000,000,000, (ii) the Borrower shall offer each Lender the opportunity to increase its applicable Commitment by its Percentage of the proposed increased amount, and (iii) each Lender, in its sole discretion, may either (A) agree to increase its applicable Commitment by all or a portion of the offered amount or (B) decline to increase its applicable Commitment. Any such notice shall set forth the amount of the requested increase in the total Commitments and the date on which such increase is requested to become effective. In the event that the Lenders shall have agreed to increase their applicable Commitments by an aggregate amount less than the increase in the total Commitments requested by the Borrower, the Borrower may arrange for one or more banks or other financial institutions (any such bank or other financial institution being called an “Augmenting Lender”), which may include any Lender, to extend Commitments or increase its existing Commitment in an aggregate amount equal to the unsubscribed amount; provided that each Augmenting Lender, if not already a Lender hereunder, shall be subject to the approval of the Agent and, in the case of an increase in the Revolving Advance Commitments, each LC Bank that has any outstanding Letters of Credit at the time (which approvals shall not be unreasonably withheld or delayed). Any such additional Term Advances shall be deemed an “Incremental Term Advance”, any such commitment to make Incremental Term Advances shall be deemed an “Incremental Term Advance Commitment”, and the aggregate amount thereof agreed to be provided by the applicable Lenders or Augmenting Lenders shall be an “Incremental Term Advance Commitment Amount”. Any such additional Revolving Advance Commitments shall be deemed an “Incremental Revolving Commitment” and the aggregate amount thereof agreed to be provided by the applicable Lenders or Augmenting Lenders shall be the “Incremental Revolving Advance Commitment Amount.”

(b) Increases to and new Commitments (each, a “Commitment Increase”) created pursuant to this Section 2.20 shall become effective upon the execution and delivery by the Borrower, the Agent and any Lenders (including any Augmenting Lenders) agreeing to increase their existing Commitments or extend new Commitments, as the case may be, of an agreement providing for such increased or additional Commitments (a “Commitment Increase Agreement”), subject to the satisfaction of any conditions set forth in such agreement. Notwithstanding the foregoing, no increase in the total Commitments (or in the Commitment of any Lender) shall become effective under this clause (b) unless, (i) on the date of such increase, unless otherwise agreed by the Lenders providing such Commitment Increase, the conditions set forth in Section 3.03 shall be satisfied (as though a Borrowing were being made on such date) and the Agent shall have received a certificate to that effect dated such date and executed by any Executive Officer of the Borrower and the Borrower’s Secretary or any Assistant Secretary, (ii) the Agent shall have received (to the extent requested by the Agent reasonably in advance of such date) legal opinions, board resolutions and other closing certificates and documentation that are required by the Commitment Increase Agreement and are consistent with those delivered under Section 3.02 and (iii) the Agent shall have received a certificate dated such date and executed by the Borrower’s Financial Officer demonstrating pro forma compliance with the financial covenants set forth in Sections 5.02(e) and (f) after giving effect to the incurrence of the Commitment Increase for the most recently ended four Fiscal Quarter period as if the Commitment Increase had been incurred at the beginning of such period.

(c) If and to the extent that any Lenders and/or other Augmenting Lenders agree, in their sole discretion, to provide any such additional Commitments, (i) in the case of any Incremental Term Advance Commitment (A) such Incremental Term Advances will not (1) mature prior to Term B Commitment Termination Date or (2) have an average weighted life to maturity at the time of incurrence that is less than the average weighted life to maturity of the Term A Advances and (B) upon the making of any Incremental Term Advances pursuant to such Incremental Term Advance Commitment, the Agent will amend the amortization schedule set forth in Section 2.07(a) to include an amortization schedule for such Incremental Term Advances, (ii) in the case of an Incremental Revolving Commitment (A) the Percentages of the respective Lenders in respect of Revolving Advances shall be proportionally adjusted (provided, however, that the amount equal to the adjusted Percentage of a Lender in respect of Revolving Advances multiplied by the aggregate amount of Revolving Advance Commitments as increased by the Incremental Revolving Advance Commitment Amount may not exceed such Lender’s Revolving Advance Commitment immediately prior to any such adjustment without the consent of such Lender) and such adjustment shall be recorded in the Register and (B) at such time and in such manner as the Borrower and the Agent shall agree (it being understood that the Borrower and the Agent will use commercially reasonable efforts to avoid the prepayment or assignment of any LIBOR Advances on a day other than the last day of the Interest Period applicable thereto), the Lenders shall assign and assume outstanding Revolving Advances and participations in outstanding Letters of Credit so as to cause the amounts of such Revolving Advances and participations in Letters of Credit held by each Lender with a Percentage with respect to Revolving Commitments in excess of zero to conform to its Percentage with respect to Revolving Commitments.

(d) The applicable interest rate margins for any Commitment Increase shall be agreed upon by the Borrower and the Lenders and/or Augmenting Lenders that agree to provide such

Commitment Increase. Any Commitment Increase to the Revolving Advance Commitments shall be subject to the terms applicable to Revolving Advances under the Loan Documents, other than with respect to pricing. Any Incremental Term Advance Commitment shall be subject to documentation reasonably satisfactory to the Agent, which documentation shall contain terms consistent with the terms applicable to the Term Advances contained in the Loan Documents, other than with respect to pricing and tenor. The Borrower shall execute and deliver any additional Notes, other amendments or modifications to any Loan Document, and deliver any other certificates, consents or legal opinions as the Agent may reasonably request in connection with any Commitment Increase.

(e) If, at the time that any Commitment Increase becomes effective, any Letters of Credit issued hereunder are outstanding or any Swingline Loans are outstanding, each Revolving Lender’s participation in such Letters of Credit and Swingline Loans will be adjusted in accordance with such Revolving Lender’s Percentage, after giving effect to such Commitment Increase.

ARTICLE III

CONDITIONS OF LENDING

SECTION 3.01. Conditions Precedent to the Effective Date. The obligations of the Lenders to advance funds to the Agent and the Agent to deposit such funds in the Escrow Account shall not become effective until and shall become effective upon the date on which each of the following conditions is satisfied:

(a) This Agreement shall have been duly executed and delivered by or on behalf of the Borrower, the Lenders and the Agent.

(b) The Agent shall have received the Escrow Agreement, duly executed and delivered by each Person party thereto.

(c) The Agent shall have received the Escrow Fee.

(d) The Agent shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act requested of the Borrower at least two Business Days prior to the Effective Date.

(e) The Agent shall have received a Borrowing Request (the “Initial Borrowing Request”) and, to the extent Letters of Credit shall be issued on the Initial Borrowing Date, an Issuance Request.

(f) The Agent shall have received the Effective Date Representation Certificate, duly executed and delivered by the Borrower, representing, among other things, that as of June 1, 2006:

(i) There shall not have occurred any change, event, or occurrence since February 2, 2006 that has had or would reasonably be expected to have, individually or in the aggregate a Target Material Adverse Effect.

(ii) There shall not have occurred any change, event, or occurrence since February 25, 2006 that, individually or in the aggregate, has had, or could reasonably be expected to have, a material adverse effect on the business, assets, liabilities, operations, condition (financial or otherwise) or operating results of the Borrower and its Subsidiaries, taken as a whole but excluding New Albertsons and its Subsidiaries.

(g) The Agent shall have received the following, each dated as of June 1, 2006 (except with respect to certain items delivered under clauses (g)(i) and (g)(iii) below which may be dated as of an earlier date), in form and substance reasonably satisfactory to the Agent:

(i) certified copies of the resolutions of the board of directors of the Borrower approving this Agreement and the other Loan Documents, and of all documents evidencing other necessary corporate action and government approvals, if any, with respect to this Agreement and the other Loan Documents,

(ii) a certificate of the Secretary or an Assistant Secretary of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to sign this Agreement, the other Loan Documents and the other documents to be delivered hereunder,

(iii) a copy of a certificate of the Secretary of State of the jurisdiction of incorporation of the Borrower (as of a date reasonably near the Initial Borrowing Date) that (A) attached thereto is a true and correct copy of the Borrower’s charter and each amendment thereto, (B) such amendments are the only amendments to the Borrower’s charter on file in its office, (C) the Borrower has paid all franchise taxes to the date of such certificate and (D) the Borrower is duly incorporated and in good standing under the laws of its jurisdiction of incorporation,

(iv) a certificate of the Borrower, signed by any of its Executive Officers and its Secretary or any Assistant Secretary certifying (A) as to the absence of any amendments to the charter of the Borrower since the date of the Secretary of State’s certificate from its jurisdiction of incorporation, (B) that attached is a true and correct copy of the by-laws of the Borrower as in effect on the Effective Date, (C) as to the due incorporation and good standing of the Effective Date as a corporation organized under the laws of its jurisdiction of incorporation, and the absence of any proceeding for the dissolution or liquidation of the Borrower or as otherwise satisfactory to the Agent,

(v) a favorable opinion of Wachtell, Lipton, Rosen & Katz, special counsel for the Obligors, substantially in the form of Exhibit D-1 hereto, and

(vi) a favorable opinion of John P. Breedlove, Associate General Counsel of the Borrower, substantially in the form of Exhibit E-1 hereto.

(h) The Agent shall have received the following, each dated as of June 2, 2006 (except with respect to certain items delivered under clauses (h)(i) and (h)(iii) below which may be dated as of an earlier date), in form and substance reasonably satisfactory to the Agent (the “Deposited Documents”):

(i) certified copies of the resolutions of the board of directors of each Obligor (other than the Borrower) approving this Agreement and the other Loan Documents, and of all documents evidencing other necessary corporate action and government approvals, if any, with respect to this Agreement and the other Loan Documents,

(ii) a certificate of the Secretary or an Assistant Secretary of each Obligor (other than the Borrower) certifying the names and true signatures of the officers of such Obligor authorized to sign this Agreement, the other Loan Documents and the other documents to be delivered hereunder,

(iii) a copy of a certificate of the Secretary of State of the jurisdiction of incorporation of each Obligor (other than the Borrower) (as of a date reasonably near the Initial Borrowing Date) that (A) attached thereto is a true and correct copy of such Obligor’s charter and each amendment thereto, (B) such amendments are the only amendments to such Obligor’s charter on file in its office, (C) such Obligor has paid all franchise taxes to the date of such certificate and (D) such Obligor is duly incorporated and in good standing under the laws of its jurisdiction of incorporation or as otherwise satisfactory to the Agent,

(iv) a certificate of each Obligor (other than the Borrower), signed by any of its Executive Officers and its Secretary or any Assistant Secretary, dated the Initial Borrowing Date, certifying (A) as to the absence of any amendments to the charter of such Obligor since the date of the Secretary of State’s certificate from its jurisdiction of incorporation, (B) that attached is a true and correct copy of the by-laws of such Obligor as in effect on the Initial Borrowing Date, (C) as to the due incorporation and good standing of such Obligor as a corporation organized under the laws of its jurisdiction of incorporation, and the absence of any proceeding for the dissolution or liquidation of such Obligor,

(v) the Subsidiary Guaranty, duly executed and delivered by each Subsidiary Guarantor,

(vi) the Pledge Agreement, duly executed and delivered by each Pledgor that owns Equity Interests in a Subsidiary Guarantor, together with (i) certificates evidencing all of the issued and outstanding Equity Interests owned by such Pledgor in such Subsidiary Guarantor, which certificates in each case shall be accompanied by undated instruments of transfer duly executed in blank, (ii) UCC-1 financing statements naming each Obligor as the debtor and the Agent as the secured party, or other similar instruments or documents to be filed under the UCC of all jurisdictions as may be necessary or, in the opinion of the Agent, desirable to perfect the security interests of the Agent pursuant to the Pledge Agreement, and (iii) Lien search results listing all effective financing statements that name any Obligor (under its present name and any previous names over the prior four months) as the debtor, together with copies of such financing statements; provided that the parties hereto hereby agree that all such collateral shall be held in escrow by the Agent until the conditions set forth in Section 3.02 are satisfied,

(vii) a Note, duly executed and delivered by the Borrower, for each Lender that has requested, at least two Business Days prior to the Effective Date, a Note,

(viii) a favorable opinion of Wachtell, Lipton, Rosen & Katz, special counsel for the Obligors, substantially in the form of Exhibit D-2 hereto,

(ix) a favorable opinion of John P. Breedlove, Associate General Counsel of the Borrower, substantially in the form of Exhibit E-2 hereto,

(x) a favorable opinion of William H. Arnold, counsel to the Borrower, substantially in the form of Exhibit E-3 hereto,

(xi) evidence of the termination of the commitments under the Existing Credit Agreement as of June 2, 2006, and the repayment in full of all obligations owing under such agreement (except to the extent that letters of credit thereunder are continuing as Letters of Credit hereunder), and

(xii) the Initial Borrowing Date Representation Certificate, duly executed and delivered by the Borrower.

(i) The Agent and the Lenders shall be reasonably satisfied that (and the Agent and the Lenders hereby acknowledge and agree that the procedures set forth in the Escrow Agreement are reasonably satisfactory) the Acquisition shall be consummated pursuant to the Merger Agreement substantially simultaneously with the release of the Escrow Deposit from the Escrow Account and the conversion thereof into Advances, and no material provision or condition thereof shall have been waived, amended, supplemented or otherwise modified in a manner that is material and adverse to the Lenders, without the prior written consent of the Lead Arranger.

(j) The Agent shall have received written instructions from the Borrower to the effect that all accrued fees and expenses of the Agent (including the accrued fees and expenses of counsel to the Agent) that have been billed at least two Business Days prior to the Effective Date, and any and all other fees required to be paid on or before the Effective Date, shall be automatically paid as Advances hereunder upon the satisfaction of the conditions in Section 3.02 and the release of the funds contemplated thereby.

Upon the satisfaction of the conditions set forth in this Section 3.01, the Agent shall (and the Lenders authorize and direct the Agent to) (1) deposit the amounts requested pursuant to the Initial Borrowing Request into the Escrow Account and (2) deliver a “Confirmation Notice” (as defined in the Escrow Agreement) to the Escrow Agent.

SECTION 3.02. Conditions Precedent to the Initial Borrowing Date. All amounts deposited into the Escrow Account shall be released as provided in the Escrow Agreement and at the time of such release shall become Advances hereunder (of the applicable type and tranche). Immediately upon release of the amounts as described in the foregoing sentence, the Deposited Documents shall be released to the Agent. The parties hereto hereby agree that if the conditions set forth in this Section are not satisfied by 2 p.m. (New York City time) on June 2, 2006, all amounts on deposit in the Escrow Account will be returned to the Lenders based on each Lenders pro rata share of the amount so deposited. Any interest received by the Agent with respect to interest accruing on amounts on deposit in the Escrow Account paid to the Agent will be paid to the Lenders, pro rata, based on the amount deposited by such Lender.

SECTION 3.03. Conditions Precedent to Each Borrowing and Issuance of Letters of Credit (other than on or before the Initial Borrowing Date). The obligation of each Lender to make any Advance (other than an Advance pursuant to Section 2.03(c)) resulting in an increase in the aggregate amount of outstanding Advances, the obligation of each LC Bank to issue, amend, renew or extend a Letter of Credit on the occasion of a request therefor by the Borrower (other than an extension of a maturing Letter of Credit that provides for a drawing thereunder in the absence of such extension), and the obligation of the Swingline Lender to make a Swingline Loan on the occasion of each Swingline Borrowing, in each case other than any such Advance, issuance, amendment, extension, or Borrowing made on or prior to the Initial Borrowing Date (each a “Credit Extension”), shall be subject to the further conditions precedent that on the date of such Credit Extension, the following statements shall be true (and each of the giving of the applicable Notice of Borrowing or Issuance Request, as the case may be, and the acceptance by the Borrower of the proceeds of such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as the case may be, shall constitute a representation and warranty by the Borrower that on the date of such Borrowing or issuance, amendment, renewal or extension of such Letter of Credit, as the case may be, such statements are true):

(a) the representations and warranties contained in Section 4.01 are correct in all material respects on and as of the date of such Credit Extension, as the case may be, before and after giving effect to such Credit Extension, as the case may be, and to the application of the proceeds therefrom, as though made on and as of such date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are correct in all material respects (other than in respect of representations and warranties that are subject to a materiality qualifier, in which case such representations and warranties will be true and correct) as of such earlier date, and

(b) no event has occurred and is continuing, or would result from such Credit Extension, as the case may be, or from the application of the proceeds therefrom, which constitutes a Default.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01. Representations and Warranties of the Borrower. On the date of each Credit Extension as provided in Section 3.03, the Borrower represents and warrants as follows:

(a) (i) Each Obligor is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and, except where the failure to be so (individually or in the aggregate) would not reasonably be expected to have a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

(ii) Each Immaterial Subsidiary is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except in each case where the failure to be so organized, existing, in good standing or qualified to do business (individually or in the aggregate), would not reasonably be expected to have a Material Adverse Effect.

(b) The execution, delivery and performance by each of the Obligors of each Loan Document to which it is a party, and the consummation of the transactions contemplated hereunder and thereunder, are within such Obligor’s corporate or other organizational powers, have been, or will be when delivered hereunder, duly authorized by all necessary corporate or other organizational action, and do not (i) contravene the charter or by-laws of such Obligor, (ii) violate any law, rule, regulation, order, writ, judgment, determination or award binding on or affecting such Obligor except where such violation, individually and together with all other such violations, would not reasonably be expected to (A) require payments by such Obligor of $100,000,000 or more or (B) have a Material Adverse Effect or (iii) conflict with or result in the breach of, or constitute a default under, any agreement or instrument binding on or affecting such Obligor except where such conflict, default or breach, individually, and together with all other such conflicts, defaults or breaches, would not reasonably be expected to (A) require payments by such Obligor of $100,000,000 or more or (B) have a Material Adverse Effect.

(c) This Agreement has been, and each other Loan Document when delivered hereunder will have been, duly executed and delivered by the Borrower and each other Obligor, as applicable. This Agreement is, and the other Loan Documents when delivered hereunder will be, legal, valid and binding obligations of each Obligor party thereto, enforceable against such Obligor in accordance with their respective terms; subject to (i) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (iii) implied covenants of good faith and fair dealing.

(d) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body, or any third party that is a party to any agreement or instrument binding on any of the Obligors (other than those that have been, or on the Effective Date will be, duly obtained or made and which are, or on the Effective Date will be, in full force and effect, and other than any filings, registrations, recordings or other actions required to perfect the security interests granted by or under any Loan Document) is required for the due execution, delivery or performance by such Obligor of this Agreement or any other Loan Document to which such Obligor is a party except where the failure to obtain such authorization or approval or to take such action by or give or file such notice with any third party that is a party to any agreement or instrument binding on any of the Obligors could not reasonably be expected to have a Material Adverse Effect.

(e) Schedule III sets forth the name of, and the ownership interest of the Borrower and its applicable Subsidiaries in, each Subsidiary of the Borrower as of the Initial Borrowing Date.

(f) There is no pending or, to the knowledge of the Borrower, threatened in writing action, suit, investigation, litigation or proceeding, including any Environmental Action, affecting any Obligor or any of their respective Subsidiaries before any court, governmental agency or arbitrator, that could reasonably be expected to (i) have a Material Adverse Effect, or (ii) adversely affect the legality, validity or enforceability of this Agreement or any other Loan Document or the consummation of the transactions contemplated hereby.

(g) No information, exhibit or report furnished by or on behalf of the Borrower to the Agent or any Lender in connection with the negotiation of the Loan Documents (including but not limited to the Information Memorandum) or pursuant to the terms of the Loan Documents (other than financial projections and information of a general economic nature), taken as a whole, contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein, taken as a whole, not misleading in light of the circumstances under which such statements were made; and all financial projections that have been provided by or on behalf of the Borrower to the Agent or any Lender were prepared in good faith based on assumptions believed to be reasonable when made (it being understood that such projections are subject to significant uncertainties and contingencies beyond the Borrower’s control, and that no assurance can be given that the projections will be realized).

(h) Following application of the proceeds of each Advance, Swingline Loan and Letter of Credit, not more than 25% of the value of the assets (either of the Borrower only or of the Borrower and its Subsidiaries on a Consolidated basis) subject to the provisions of Section 5.02(a) or Section 5.02(c) or subject to any restriction contained in any agreement or instrument between any Obligor and any Lender or any Affiliate of any Lender relating to Debt will be margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System).

(i) No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.

(j) Each of the Borrower and its Subsidiaries has filed or caused to be filed all tax returns which are required to be filed, and all taxes related to such returns and any assessments made against it or any of its respective properties and all other taxes, fees or other charges imposed on it or any of its respective properties by any governmental authority (other than those the amount or validity of which is contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower or its Subsidiaries as the case may be) have been paid, except to the extent the failure to make such filings or payments would not reasonably be expected to have a Material Adverse Effect.

(k) Neither the Borrower nor any of its Subsidiaries is an “investment company”, or an “affiliated person” of, or “promotor” or “principal underwriter” for an “investment company”, as such terms are defined in the Investment Company Act of 1940, as amended.

(l) Except for such matters individually or in the aggregate that would not reasonably be expected to have a Material Adverse Effect: (i) the operations and properties of the Borrower and each of its Subsidiaries comply with all Environmental Laws, all necessary Environmental Permits have been obtained and are in effect for the operations and properties of the Borrower and its Subsidiaries and the Borrower and its Subsidiaries are in compliance with all such Environmental Permits, and (ii) no circumstances exist that could be reasonably likely to (A) form the basis of an Environmental Action against the Borrower or any of its Subsidiaries or any of their respective properties, or (B) cause any such property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law.

(m) (i) Each of the Borrower and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted, to utilize such properties for their intended purposes or which would not reasonably be expected to have a Material Adverse Effect.

(ii) Each of the Borrower and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

ARTICLE V

COVENANTS OF THE BORROWER

SECTION 5.01. Affirmative Covenants. From and after the Initial Borrowing Date, and until the Termination Date, the Borrower will:

(a) Compliance with Laws, Payment of Taxes, Etc. Comply, and cause each of its Subsidiaries to comply, except where such failure to comply would not reasonably be expected to have a Material Adverse Effect, with (i) all its payment obligations (other than in respect of Debt and judgments or orders for the payment of money), (ii) all applicable laws (including ERISA and Environmental Laws), rules, regulations and orders, such compliance to include paying and discharging before the same become delinquent all taxes, assessments and governmental charges imposed upon it or upon its property, except, in each case for clauses (i) and (ii), where (A) the validity or amount thereof is being contested in good faith by appropriate proceedings, (B) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (C) such contest effectively suspends collection of the contested obligation and the enforcement of any Lien securing such obligation, and (iii) all material contracts to which it or its Subsidiaries is a party.

(b) Preservation of Existence, Etc. Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its existence, rights (charter and statutory) and franchises, provided, however, that the Borrower and any Subsidiary may consummate any merger, consolidation, liquidation, dissolution or disposition permitted under Section 5.02(b), and provided further that the Borrower and its Subsidiaries shall not be required to preserve any right or franchise if the Borrower and the relevant Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrower and its Subsidiaries and that the loss thereof is not disadvantageous in any material respect to the Borrower and its Subsidiaries, taken as a whole.

(c) Keeping of Books. Keep proper books of record and account in which entries that are full and correct in all material respects shall be made of all financial transactions and the assets and business of the Borrower and each Subsidiary in order to permit the Borrower to prepare Consolidated financial statements of the Borrower in accordance with GAAP.

(d) Reporting Requirements. Furnish to the Agent (who shall promptly distribute to each Lender):

(i) (A) as soon as available and in any event within 45 days after the end of each of the first three quarters of each Fiscal Year of the Borrower, the Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such quarter and Consolidated statements of income and retained earnings of the Borrower and its Subsidiaries for the period commencing at the end of the previous Fiscal Year and ending with the end of such quarter, duly certified by a Financial Officer of the Borrower as having been prepared in accordance with GAAP;

(B) as soon as available and in any event within 90 days after the end of each Fiscal Year of the Borrower, a copy of the Consolidated annual report for such year for the Borrower and its Subsidiaries, containing Consolidated financial statements for such year, reported on by KPMG LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit); and

(C) together with each delivery of financial statements required by clauses (A) and (B) above, a certificate of a Financial Officer of the Borrower (1) stating that such Financial Officer has reviewed or caused to be reviewed under his or her supervision the terms of this Agreement and the other Loan Documents and the transactions and condition of the Borrower and its Subsidiaries during the accounting period covered by such financial statements and that such review has not disclosed the existence as at the date of such certificate of any condition or event that constitutes a Default, and (2) setting forth (except to the extent specifically set forth in such financial statements) information in reasonable detail necessary to demonstrate the Borrower’s compliance as at the end of such accounting period with Section 5.02(e) and (f), (including, but not limited to, a description of and amounts comprising the elements of Consolidated Total Debt, each determined in accordance with GAAP);

(ii) as soon as possible and in any event within five days after any Financial Officer of the Borrower has knowledge of the occurrence of each Default continuing on the date of such statement, a statement of a Financial Officer of the Borrower setting forth the details of such Default and the action which the Borrower has taken and proposes to take with respect thereto;

(iii) promptly after the sending or filing thereof, copies of all reports which the Borrower sends to its shareholders generally, and copies of all reports and registration statements which the Borrower or any Subsidiary files with the Securities and Exchange Commission or any national securities exchange;

(iv) promptly upon becoming aware of such event, notice of the occurrence of any ERISA Event occurring after the Effective Date that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $50,000,000 in any one calendar year;

(v) promptly after commencement thereof, notice of all actions and proceedings before any court, governmental agency or arbitrator affecting the Borrower or any of its Subsidiaries of the type described in Section 4.01(f); and

(vi) such other information respecting the condition or operations, financial or otherwise, of the Borrower or any of its Subsidiaries as any Lender through the Agent may from time to time reasonably request.

The certificates of a Financial Officer required to be delivered pursuant to Section 5.01(d)(i)(C) shall be deemed to have been delivered on the date on which the same have been posted on the IntraLinks website; provided that the Borrower shall deliver one paper copy of any such certificate to the Agent and any Lender who requests that the Borrower deliver such paper copies, until written notice to cease delivering such paper copies is given by the Agent or such Lender. The financial statements required to be delivered pursuant to Sections 5.01(d)(i)(A) and (B) and the reports required to be delivered pursuant to Section 5.01(d)(iii) shall be deemed to have been delivered on the date on which the same have been posted on the Securities and Exchange Commission’s website at www.sec.gov; provided that the Borrower shall deliver paper copies of such reports to the Agent and any Lender who requests the Borrower to deliver such paper copies until written notice to cease delivering paper copies is given by the Agent or such Lender.

(e) Use of Proceeds. Use the proceeds of:

(i) any Term Advances for the consummation of the Transaction; and

(ii) any Revolving Advances, Swingline Loans and Letters of Credit for capital expenditures and working capital and general corporate purposes of the Borrower and its Subsidiaries; provided that up to $500,000,000 (or such greater amount with the consent of the Agent) of Revolving Advances made on the Effective Date may be used on the Effective Date to consummate the Transaction.

(f) Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies of similar size engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Subsidiary operates.

(g) Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted, provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to maintain or preserve any properties if the Borrower determines, in its reasonable business judgment, that the maintenance and preservation thereof is no longer desirable in the conduct of the business of the Borrower or such Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to the Borrower or such Subsidiary.

(h) Visitation Rights. At any reasonable time upon the occurrence and during the continuance of a Default while any Advance is outstanding, permit the Agent or any of the Lenders, or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the

Borrower and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and any of its Subsidiaries with any of their officers and with their independent certified public accountants.

(i) Future Guarantors, Security, etc. Subject to the collateral release provisions in the Pledge Agreement, the Borrower will, and will cause each Pledgor that owns the Equity Interests of a Subsidiary Guarantor to, execute and deliver any documents, agreements and instruments and deliver any certificated securities and financing statements, and take all further action that may be required under applicable law, or that the Agent may reasonably request, so that the Agent, on behalf of the Lenders, has a perfected security interest in the Equity Interests held by such Pledgor issued by such Subsidiary Guarantor to the extent, and with the priority, required under the Pledge Agreement and otherwise in order to effectuate the transactions contemplated by the Pledge Agreement and in order to grant, preserve, protect and perfect the validity and priority of the Liens created or intended to be created by the Pledge Agreement. The Borrower will cause any (A) subsequently acquired or organized domestic Subsidiary (other than any Receivables Subsidiary or Immaterial Subsidiary) and (B) any domestic Subsidiary (other than a Receivables Subsidiary) that as of the Effective Date is an Immaterial Subsidiary but which subsequent to the Effective Date ceases to be an Immaterial Subsidiary, to execute a supplement (in form and substance satisfactory to the Agent) to the Subsidiary Guaranty and each other applicable Loan Document in favor of the Lenders.

(j) Fiscal Year. If the Borrower changes its Fiscal Year, it will give prompt notice to the Agent of such change and in no event later than two weeks prior to such change.

SECTION 5.02. Negative Covenants. From and after the Initial Borrowing Date, and until the Termination Date, the Borrower will not:

(a) Liens, Etc. Create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, any Lien upon or with respect to any of its properties, whether now owned or hereafter acquired, or assign, or permit any of its Subsidiaries to assign, any right to receive income, in each case to secure or provide for the payment of any Debt of any Person, other than:

(i) Liens securing payment of the Obligations,

(ii) in the case of the Borrower, Liens to secure Debt incurred solely for the purpose of financing the acquisition, construction, repair or improvement of any real property, fixtures or equipment acquired by the Borrower with the proceeds of such Debt, provided that (A) any such Liens attach only to such assets, (B) the Debt (including any extensions, renewals or refinancings thereof) secured by any such Lien does not exceed 100% of the purchase price of the property being purchased or the cost of such construction, repair or improvement, and (C) such Liens are incurred within 180 days after such acquisition, construction, repair, improvement, or the completion of any construction of any new business or operating facilities on any land so acquired,

(iii) in the case of any Subsidiary of the Borrower, Liens to secure Debt incurred by such Subsidiary solely to finance the acquisition, construction, repair or improvement of real property, fixtures or equipment to the extent permitted pursuant to Section 5.02(d)(ii), provided that (A) any such Liens attach only to such assets, (B) the Debt (including any extensions, renewals or refinancings thereof) secured by any such Lien does not exceed 100% of the purchase price of the property being purchased or the cost of such construction, repair or improvement, and (C) such Liens are incurred within 180 days after such acquisition, construction, repair, improvement, or the completion of any construction of any new business or operating facilities on any land so acquired,

(iv) in the case of any Subsidiary of the Borrower, Liens to secure Debt assumed by such Subsidiary solely in connection with the acquisition of real property, fixtures or equipment to the extent permitted pursuant to Section 5.02(d)(iii), provided that any such Liens were incurred to secure such Debt prior to such purchase and not in contemplation thereof, attach only to the assets so purchased and the Debt (including any extensions, renewals or refinancings thereof) secured by any such Lien does not exceed 100% of the purchase price of the property being purchased,

(v) in the case of any Person acquired by the Borrower or any Subsidiary of the Borrower, which Person will be, upon such acquisition, a Subsidiary of the Borrower, Liens to secure Debt to the extent permitted pursuant to Section 5.02(d)(iv), provided that any such Liens attach only to the assets of the Person so acquired and the Debt (including any extensions, renewals or refinancings thereof) secured by any such Lien does not exceed 100% of the purchase price of the Person being acquired,

(vi) in the case of the Borrower or any Subsidiary of the Borrower, Liens existing on property at the time of the acquisition thereof by the Borrower or such Subsidiary of the Borrower (other than any such Lien created in contemplation of such acquisition that was incurred to finance the acquisition of such property),

(vii) any extensions, renewals, refinancings or replacements of any of the Liens permitted by subclauses (i) through (vi) above or subclause (x) below for the same or a lesser amount, provided, however, that no such Liens shall extend to or cover any real property, fixtures, equipment or other assets not theretofore subject to the Lien being extended, renewed or replaced,

(viii) Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been made in accordance with GAAP,

(ix) Liens incidental to the conduct of its business or the ownership of its property and assets which do not secure Debt, and which do not in the aggregate materially detract from the value of its property or assets or materially impair the use thereof in the operation of its business,

(x) Liens existing on the Effective Date and set forth on Schedule IV,

(xi) Liens incurred by a Receivables Subsidiary in a Permitted Receivables Financing securing Debt not to exceed $500,000,000, and

(xii) Liens not otherwise permitted by the foregoing clauses of this Section 5.02(a) securing Debt, provided that (A) the aggregate principal amount of Debt secured by such Liens at the time any such Lien is created (after giving effect to such Lien) does not exceed 5% of the total assets of the Borrower and its Subsidiaries on a Consolidated basis (determined by reference to the Most Recent Financial Statements) and (B) such Liens shall only apply to assets of Subsidiaries of the Borrower if such Liens secure only Debt of Subsidiaries of the Borrower that is permitted pursuant to Section 5.02(d)(x).

Notwithstanding the foregoing, in no event will the Borrower or any of its Subsidiaries incur, create or permit to exist any Lien on its Inventory or Eligible Accounts Receivables other than (A) Liens created by statute (or Liens filed without the consent of the Borrower or such Subsidiary that are being contested in good faith), (B) Liens that are unperfected and inconsequential and held by vendors of the Borrower and its Subsidiaries in the ordinary course of business and (C) Liens listed on Schedule IV.

(b) Mergers, Etc. Merge or consolidate with or into, liquidate or dissolve, or convey, sell, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to any Person, or permit any of its Subsidiaries to do so, except that:

(i) any domestic Subsidiary of the Borrower may merge or consolidate with or into the Borrower (provided that the Borrower shall be the continuing or surviving Person) or with any one or more other Subsidiaries of the Borrower (provided that no Subsidiary Guarantor or the Borrower may merge or consolidate with or into ASC, New Albertsons or the Borrower if the aggregate book value of the assets of such Persons being merged or consolidated is in excess of the Interco Disposition Amount),

(ii) the Borrower or any Subsidiary of the Borrower may convey, sell, transfer, lease or otherwise dispose of any of its assets to the Borrower or any Subsidiary of the Borrower, as the case may be (provided that no Subsidiary Guarantor or the Borrower may transfer, lease or otherwise dispose of any of its assets (other than Equity Interests) to ASC, New Albertsons or the Borrower if the aggregate book value of such assets being transferred, leased or otherwise disposed is in excess of the Interco Disposition Amount),

(iii) the Borrower or any Subsidiary of the Borrower may merge with any other Person that is not the Borrower or any Subsidiary of the Borrower, provided that the Borrower or, in the case of any Subsidiary, a Subsidiary, shall be the continuing or surviving Person, and the Borrower shall be in compliance on a pro forma basis after giving effect to such merger, with the covenants contained in Sections 5.02(e) and (f), recomputed as at the last day of the most recently ended Fiscal Quarter of the Borrower for which financial statements are available, as if such merger (and any related incurrence or repayment of Debt) had occurred on the first day of each relevant period for testing such compliance,

(iv) the Borrower and its Subsidiaries may engage in transactions permitted by Section 5.02(c), and

(v) any Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders, provided that, in the case of each transaction permitted under this Section 5.02(b), at the time of such proposed transaction and immediately after giving effect to such proposed transaction, no Default shall have occurred and be continuing.

(c) Sales, Etc. of Assets. Sell, lease, transfer or otherwise dispose of, or permit any of its Subsidiaries to sell, lease, transfer or otherwise dispose of, its assets, or grant any option or other right to purchase, lease or otherwise acquire its assets, other than:

(i) sales of inventory in the ordinary course of its business,

(ii) any sale of assets in a transaction authorized by Sections 5.02(b)(i), (ii), (iii) or (v),

(iii) sales of rights to payment and the security therefor to the extent such sales are accounted for as true sales in accordance with GAAP,

(iv) other sales, leases, transfers or other dispositions of assets (collectively, “Dispositions”) of the Borrower or any of its Subsidiaries; provided that at the time of and after giving effect to any such Disposition (A) the aggregate book value of all assets disposed of in reliance upon this clause (iv) in any Fiscal Year shall not exceed 10% of the total assets of the Borrower and its Subsidiaries on a Consolidated basis (determined by reference to the Most Recent Financial Statements) and (B) the aggregate book value of all assets disposed of in reliance upon this clause (iv) over the term of this Agreement shall not, in the aggregate, exceed 25% of the total assets of the Borrower and its Subsidiaries on a Consolidated basis (determined by reference to the Most Recent Financial Statements),

(v) sales pursuant to a Permitted Receivables Financing; and

(vi) the sale of an interest in any Subsidiary engaged primarily in the business of manufacturing or production, or of any assets primarily used in the business of manufacturing or production.

(d) Subsidiary Debt. Permit any of its Subsidiaries to create, incur, assume or suffer to exist any Debt, other than:

(i) Debt owed to the Borrower or to a wholly owned Subsidiary of the Borrower that shall not have been transferred or pledged to any third party,

(ii) Debt (including Capital Leases) incurred to finance the acquisition, construction, repair or improvement of real property, fixtures or equipment acquired by such Subsidiary from a Person other than the Borrower or any other Subsidiary of the Borrower, provided that (A) such real property, fixtures or equipment shall be purchased, constructed, repaired or improved on an arm’s-length basis and at a fair market value as reasonably determined at the time of such acquisition by the authorized officers or the board of directors of the Borrower, as the case may be, in a manner consistent with the Borrower’s standard procedures, and extensions, refinancings and renewals of such Debt, and (B) such Debt shall be incurred within 180 days after such acquisition, construction, repair, improvement or the completion of any construction of any new business or operating facilities on any land so acquired,

(iii) secured Debt assumed by such Subsidiary in connection with the acquisition of real property, fixtures or equipment which Debt (A) is secured only by such property, and (B) is outstanding at the time of the acquisition of such property and not incurred to finance the acquisition thereof, and extensions, refinancings and renewals of such Debt,

(iv) Debt of a Person that is acquired by such Subsidiary or the Borrower, which Person will be, upon such acquisition, a Subsidiary of the Borrower and which Debt (A) is secured, if at all, only by the assets of such Person, and (B) is outstanding at the time of the acquisition of such Person and not incurred to finance the acquisition thereof, provided that the Borrower shall be in compliance on a pro forma basis after giving effect to such acquisition with the covenants contained in Sections 5.02(e) and (f), recomputed as at the last day of the most recently ended Fiscal Quarter of the Borrower for which financial statements are available, as if such acquisition (and any related incurrence or repayment of Debt) had occurred on the first day of each relevant period for testing such compliance,

(v) endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business,

(vi) Debt existing on the Effective Date (with all Debt of the Subsidiaries of the Borrower for borrowed money in a principal amount of $5,000,000 or greater existing on the Effective Date being described on Schedule II),

(vii) any extension, refinancing, or renewal of any of the Debt specified in Sections 5.02(d)(ii), (iii), (iv) and (vi) not resulting in an increase in the principal amount of such Debt so extended, refinanced, or renewed,

(viii) Debt incurred pursuant to the Loan Documents,

(ix) Debt incurred by a Receivables Subsidiary in a Permitted Receivables Financing, and

(x) Debt of such Subsidiary not otherwise permitted by the foregoing clauses of this Section 5.02(d), provided that the aggregate principal amount of such Debt of all Subsidiaries at any one time outstanding does not exceed the greater of (A) $500,000,000 or (B) an amount equal to 2.5% of the total assets of the Borrower and its Subsidiaries on a Consolidated basis (determined by reference to the Most Recent Financial Statements).

(e) Interest Expense Coverage Ratio. Permit the ratio of (i) Consolidated EBITDA plus Consolidated Rent Expense to (ii) Consolidated Interest Expense plus Consolidated Rent Expense as of the last day of any Fiscal Quarter occurring during any period set forth below, in each case for the four consecutive Fiscal Quarters ending on such day, to be less than the ratio set forth opposite the period containing such day:

Period	Ratio
Effective Date - 12/30/06	2.10:1.00
12/31/06 – 12/30/07	2.15:1.00
12/31/07 - 12/30/08	2.20:1.00
12/31/08 - 12/30/09	2.25:1.00
12/31/09 and thereafter	2.30:1.00

(f) Leverage Ratio. Permit the ratio of (i) Consolidated Total Debt on any day to (ii) Consolidated EBITDA as of the last day of any Fiscal Quarter occurring during any period set forth below, in each case for the four consecutive Fiscal Quarters ending on such day, to be greater than the ratio set forth opposite the period containing such day:

Period	Ratio
Effective Date – 12/30/07	4.50:1.00
12/31/07 - 12/30/08	4.25:1.00
12/31/08 - 12/30/09	4.00:1.00
12/31/09 and thereafter	3.75: 1.00

(g) Sale and Leaseback Transactions. Enter into, or permit any of its Subsidiaries to enter into, any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, except for any such sale or transfer of any real property, fixtures or equipment that (i) is made for cash consideration in an amount not less than the cost of such fixed or capital asset and is consummated within 90 days after the Borrower or such Subsidiary acquires or completes the construction of such real property, fixtures or equipment or (ii) is made for cash consideration in an amount not less than the fair value (as reasonably determined by the Borrower in good faith) of such fixed or capital asset and is effected pursuant to Section 5.02(c)(iv).

(h) Transactions with Affiliates. Sell, lease or otherwise transfer, or permit any of its Subsidiaries to sell, lease or otherwise transfer, any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions (other than (i) for the provision of accounting, payroll, treasury, cash management, financial, legal and other administrative services, in each case, in the ordinary course of business, (ii) payments made and other transactions entered into in the ordinary course of business with current or former officers and directors of the Borrower or any Subsidiary or (iii) transactions between or among the Borrower and its Subsidiaries) with, any of its Affiliates, except transactions in the ordinary course of business that are at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties.

(i) Business of Borrower and Subsidiaries. Engage, or permit any of its Subsidiaries to engage, at any time, in any business or business activity to the extent doing so would cause the predominant business of the Borrower and its Subsidiaries (taken as a whole) at any time to be a business that is not a business conducted by the Borrower or its Subsidiaries on the Effective Date or business activities reasonably related or incidental thereto.

(j) Restrictive Agreements. Enter into, incur or permit to exist, or permit any Subsidiary that is not a Foreign Subsidiary or Immaterial Subsidiary to enter into, incur or permit to exist, directly or indirectly, any agreement or other arrangement, other than any agreement or arrangement that is terminable at any time by the Borrower or such Subsidiary at its sole option for cash consideration (including the repayment of any Debt, fees, expenses or other amounts in respect thereof) that does not exceed $50,000,000 in the aggregate for all such agreements and arrangements, that prohibits, restricts or imposes any condition upon (i) the ability of the Borrower or any such Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (ii) the ability of any such Subsidiary to pay dividends or other distributions with respect to any interests (however designated) of its Equity Interests (other than requirements imposed on non-wholly-owned Subsidiaries to make any such distribution to all owners of Equity Interests) or to make or repay loans or advances to the Borrower or any other Subsidiary of the Borrower or to Guarantee Debt of the Borrower or any other Subsidiary of the Borrower, provided that (A) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document, (B) the foregoing shall not apply to restrictions and conditions existing on the Effective Date (or to any extension or renewal of, or any amendment or modification of, any other restrictions or conditions contained in agreements replacing or refinancing the agreements imposing the restrictions and conditions, in each case that do not expand the scope of any such restriction or condition, except that expansions of the scope of any such restrictions as a result of provisions existing on the date hereof that automatically incorporate changes to this Agreement shall be permitted), (C) the foregoing shall not apply to restrictions and conditions with respect to a Subsidiary that is not a Subsidiary of the Borrower on the Effective Date under any agreement or arrangement in existence at the time such Person becomes a Subsidiary of the Borrower and not entered into in contemplation of such transaction, (D) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (E) subclause (i) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Debt permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Debt, (F) subclause (i) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof, and (G) the foregoing shall not apply to any restrictions or conditions imposed by any agreement or arrangement that amends, refinances or replaces any arrangements described in the preceding clauses (A) through (F), provided that the terms and conditions of any such agreement or arrangement are no less favorable to the Borrower and its Subsidiaries than those under the agreement or arrangement that is amended, refinanced or replaced.

(k) Amendment of Material Documents. Amend, modify or waive, or permit any of its Subsidiaries to amend, modify or waive, in any manner that is materially adverse to the Lenders, any of its rights under (i) its certificate of incorporation, by-laws or other organizational documents and (ii) any documents or agreements entered into in connection with the Existing Indentures.

(l) Immaterial Subsidiaries. Permit the aggregate book value of the assets of all Immaterial Subsidiaries designated pursuant to clause (b) of the definition of the term “Immaterial Subsidiary” (net of assets arising from intercompany transactions that would be eliminated on a Consolidated balance sheet of the Borrower) to exceed 5% of the Consolidated assets of the Borrower and its Subsidiaries, as determined for the most recently completed fiscal year for which the Borrower has provided financial statements pursuant to Section 5.01(d)(i)(B) (after allowing for the passage of the sixty day period before such designation must occur pursuant to such clause (b)).

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.01. Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:

(a) the Borrower shall fail to pay (i) any principal of any Borrowing when the same becomes due and payable; (ii) any interest on Borrowings, any Reimbursement Obligations or any other amount due hereunder (other than as set forth in Section 6.01(a)(iii)), in each case within three days of the date on which the same becomes due and payable; or (iii) fees required to be paid pursuant to Section 2.05, and amounts due under Section 8.08, in each case within three days of notice thereof by the Agent to the Borrower;

(b) any written representation or warranty made on or after the Effective Date by any Obligor (or any of its officers) herein or in any other Loan Document or any certificate or document delivered pursuant hereto or thereto shall prove to have been incorrect in any material respect when made;

(c) the Borrower or any other Obligor, as applicable, shall fail to perform or observe (i) any term, covenant or agreement contained in Sections 5.01(b) (as to the Borrower’s existence), 5.01(d)(ii), 5.01(e) or 5.02, or (ii) any other term, covenant or agreement contained in this Agreement or any other Loan Document on its part to be performed or observed if the failure to perform or observe such other term, covenant or agreement shall remain unremedied for thirty days after the date written notice thereof shall have been given to the Borrower by the Agent or any Lender; provided that in the case of clause (ii), in the event the Borrower fails to notify the Agent pursuant to Section 5.01(d)(ii) of its failure to perform or observe such term, covenant or agreement within the time period set forth in Section 5.01(d)(ii), an Event of Default will occur as a result of to failure to perform or observe such term, covenant or agreement thirty days after the date by which the Borrower was required to have delivered to the Lenders the statement required under Section 5.01(d)(ii);

(d) any Obligor shall fail to pay any principal of or premium or interest on any Debt that is outstanding in a principal amount of at least $100,000,000 in the aggregate (but excluding Debt outstanding hereunder) of such Obligor, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or such Obligor shall fail to be in compliance with any covenant under any agreement or instrument relating to any Debt outstanding in a principal amount of at least $100,000,000 in the aggregate (but excluding Debt outstanding hereunder) and such failure shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any Debt outstanding in a principal amount of at least $100,000,000 in the aggregate (but excluding Debt outstanding hereunder) shall be declared to be due and payable, or required to be prepaid (other than by a required prepayment which does not arise because of a failure to comply with any such covenant), redeemed, purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof;

(e) (i) the Borrower or any of its Subsidiaries (other than Immaterial Subsidiaries) shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; (ii) any proceeding shall be instituted by or against the Borrower or any of its Subsidiaries (other than Immaterial Subsidiaries) seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of sixty days, or any of the actions sought in such proceeding (including the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or (iii) the Borrower or any of its Subsidiaries (other than Immaterial Subsidiaries) shall take any corporate action to authorize any of the actions set forth above in this clause (e);

(f) any judgments or orders for the payment of money, individually or in the aggregate, in excess of $100,000,000 (to the extent not covered by insurance), shall be rendered against the Borrower or any of its Subsidiaries (other than Immaterial Subsidiaries) and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) and there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

(g) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(h) (i) any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of Voting Stock of the Borrower (or other securities convertible into such Voting Stock) representing 35% or more of the combined voting power of all Voting Stock of the Borrower; or (ii) during any period of up to 24 consecutive months, commencing before or after the date of this Agreement, individuals who at the beginning of such 24-month period were directors of the Borrower shall cease for any reason (other than due to death or disability) to constitute a majority of the board of directors of the Borrower (except to the extent that individuals who at the beginning of such 24-month period were replaced by individuals (A) elected by at least a majority of the remaining members of the board of directors of the Borrower or (B) nominated for election by a majority of the remaining members of the board of directors of the Borrower and thereafter elected as directors by the shareholders of the Borrower); or

(i) (i) except as permitted under any Loan Document, any Loan Document or any Lien granted thereunder that is material to the Lenders shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of any Obligor party thereto, (ii) any Obligor or any other party shall, directly or indirectly, contest in any manner such effectiveness, validity, binding nature or enforceability or (iii) except as permitted under any Loan Document and except to the extent arising from the failure of the Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Pledge Agreement or to file Uniform Commercial Code continuation statements, any Lien securing the Obligations shall, in whole or in part, cease to be a perfected Lien;

then, and in any such event, the Agent (i) shall at the request, or may with the consent, of the Majority Lenders, by notice to the Borrower, declare the obligation of each Lender and the LC Bank to make Credit Extensions to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Majority Lenders, by notice to the Borrower, declare the Advances, Reimbursement Obligations and Swingline Loans, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Advances and Swingline Loans, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower, and demand that the Borrower pay into the Holding Account an amount of cash equal to the aggregate amount available for drawing under all outstanding Letters of Credit, provided, however, that, in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Federal Bankruptcy Code, (A) the obligation of each Lender and LC Bank to make Credit Extensions shall automatically be terminated, (B) the Notes and all Advances, Reimbursement Obligations and Swingline Loans, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower and each Obligor and (C) the Borrower will pay to the Agent, for deposit in the Holding Account, an amount of cash equal to the aggregate amount available for drawing under all outstanding Letters of Credit.

ARTICLE VII

THE AGENT

SECTION 7.01. Appointment. The Lenders hereby appoint RBS as the Agent to act as specified herein and in the other Loan Documents. Each Lender hereby irrevocably authorizes and each holder of any Note by the acceptance of such Note shall be deemed to irrevocably authorize the Agent to take such action on its behalf under the provisions hereof, the Notes, each other Loan Document (including to give notices and take such actions on behalf of the Majority

Lenders or Majority Revolving Lenders, as applicable, as are consented to in writing by the Majority Lenders or Majority Revolving Lenders, as applicable) and any other instruments, documents and agreements referred to herein or therein and to exercise such powers hereunder and thereunder as are specifically delegated to the Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto. The Agent may perform any of its duties hereunder, under the Notes and each other Loan Document, by or through its officers, directors, agents, employees or affiliates, and the provisions of Sections 7.03 and 7.05 shall apply to such officers, directors, agents, employees and affiliates.

SECTION 7.02. Nature of Duties. The Agent shall have no duties or responsibilities except those expressly set forth in this Agreement. The duties of the Agent shall be mechanical and administrative in nature. EACH LENDER HEREBY ACKNOWLEDGES AND AGREES THAT THE AGENT SHALL NOT HAVE, BY REASON OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENTS, A FIDUCIARY RELATIONSHIP TO OR IN RESPECT OF ANY LENDER. Nothing in this Agreement or in any other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon the Agent any obligations in respect of this Agreement or any other Loan Documents except as expressly set forth herein or therein. The Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Agent is required to exercise in writing by the Majority Lenders or Majority Revolving Lenders, as applicable. Each Lender shall make its own independent investigation of the financial condition and affairs of each Obligor in connection with the making and the continuance of the Borrowings hereunder and shall make its own appraisal of the credit worthiness of each Obligor, and the Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before making of the Borrowings or at any time or times thereafter (except as set forth in this Agreement). The Agent will promptly notify each Lender at any time that the Majority Lenders or Majority Revolving Lenders, as applicable, have instructed it to act or refrain from acting pursuant to Article VI. The Lead Arranger and Other Agents shall not have any specified duties under this Agreement.

SECTION 7.03. Exculpation, Rights Etc. Neither the Agent nor any LC Bank nor any of such Person’s officers, directors, agents, employees or affiliates shall be liable for any action taken or omitted by them hereunder or under any Note or other Loan Document, or in connection herewith or therewith, unless caused by its or their gross negligence or willful misconduct. Neither the Agent nor any LC Bank shall be responsible to any Lender for (a) any recitals, statements, representations or warranties herein or in any other Loan Document, (b) the execution, effectiveness, genuineness, validity, enforceability, collectibility, or sufficiency of this Agreement or any other Loan Document or any other document, (c) the financial condition of any Obligor or (d) the creation, perfection or priority of any Liens purported to be created by any of the Loan Documents, or the validity, genuineness, enforceability, existence, value or sufficiency of any collateral security. Neither the Agent nor any LC Bank shall be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Loan Document or any other document or the financial condition of any Obligor, or the existence or possible existence of any Default unless requested to do so by the Majority Lenders. The Agent may at any time request instructions from the Lenders with respect to any actions or approvals (including the failure to act or approve) which by the terms of this Agreement or the other Loan Documents, the Agent is permitted or required to take or to grant, and if such instructions are requested, the Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under this Agreement or the other Loan Documents until it shall have received such instructions from the Majority Lenders. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Agent as a result of the Agent acting, approving or refraining from acting or approving under any of the Loan Documents in accordance with the instructions of the Majority Lenders or, to the extent required by Section 8.01, all of the Lenders.

SECTION 7.04. Reliance. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any notice, writing, resolution, statement, certificate, order or other document or any telephone, telex, teletype or telecopier message believed by it to be genuine and correct and to have been signed, sent or made by the proper Person, and, with respect to all matters pertaining herein or to any other Loan Document and its duties hereunder or thereunder, upon advice of counsel selected by the Agent. For purposes of applying amounts hereunder, the Agent shall be entitled to rely upon any Secured Party that has entered into a Rate Protection Agreement with any Obligor for a determination (which such Secured Party agrees to provide or cause to be provided upon request of the Agent) of the outstanding Obligations owed to such Secured Party under any Rate Protection Agreement.

SECTION 7.05. Indemnification. To the extent the Agent or an LC Bank is not reimbursed and indemnified by the Borrower, the Lenders will reimburse and indemnify the Agent or such LC Bank for and against any and all liabilities, obligations, losses, damages, claims, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent or such LC Bank in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by the Agent or such LC Bank under this Agreement or any other Loan Document, in proportion to each Lender’s Percentage, provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, claims, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent’s or such LC Bank’s gross negligence or willful misconduct and the Term Lenders shall have no obligation to indemnify the LC Bank hereunder. The obligations of the Lenders under this Section shall survive the payment in full of all principal and interest on each Advance and Swingline Loan, all fees payable hereunder and the expiration or termination of all Letters of Credit and the satisfaction of all Reimbursement Obligations and the termination of this Agreement or any other Loan Document.

SECTION 7.06. Agent In Its Individual Capacity. With respect to its Advances, Swingline Loans, Commitments (and its Percentage thereof), and Letters of Credit, the Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender or holder of obligations hereunder. The terms “Lenders”, “holder of obligations”, “or Majority Revolving Lenders,” or “Majority Lenders” or any similar terms shall, unless the context clearly otherwise indicates, include the Agent in its individual capacity as a Lender, one of the Majority Revolving Lenders, one of the Majority Lenders, or a holder of obligations hereunder. The Agent may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with the Borrower or any Subsidiary or Affiliate of the Borrower as if it were not acting as the Agent hereunder or under the Notes or any other Loan Document, including the acceptance of fees or other consideration for services without having to account for the same to any of the Lenders.

SECTION 7.07. Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default unless the Agent has received written notice from a Lender or the Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default”. In the event that the Agent receives such a notice, the Agent shall give prompt notice thereof to the Lenders.

SECTION 7.08. Holders of Obligations. The Agent may deem and treat the payee of any obligation hereunder as reflected on the books and records of the Agent as the owner thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof shall have been filed with the Agent pursuant to Section 8.07(e). Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any obligation hereunder shall be conclusive and binding on any subsequent holder, transferee or assignee of such obligation or of any obligation or obligations granted in exchange therefor.

SECTION 7.09. Resignation by the Agent. (a) The Agent may resign from the performance of all its functions and duties hereunder at any time by giving thirty Business Days’ prior written notice to the Borrower and the Lenders. Such resignation shall take effect upon the acceptance by a successor Agent of appointment pursuant to clauses (b) or (c) below or as otherwise provided below.

(b) Upon any such notice of resignation, the Majority Lenders shall appoint a successor Agent who shall be satisfactory to the Borrower and shall be an incorporated bank or trust company.

(c) If a successor Agent shall not have been so appointed within said thirty Business Day period, the Agent, with the consent of the Borrower, shall then appoint a successor Agent who shall serve as the Agent until such time, if any, as the Majority Lenders, with the consent of the Borrower, appoint a successor Agent as provided above.

(d) If no successor Agent has been appointed pursuant to clause (b) and if the Borrower has not provided the necessary consent pursuant to clause (c) by the thirty-fifth Business Day after the date such notice of resignation was given by the Agent, the Agent’s resignation shall become effective and the Majority Lenders shall thereafter perform all the duties of the Agent hereunder until such time, if any, as the Majority Lenders, with the consent of Borrower, appoint a successor Agent as provided above.

SECTION 7.10. Removal of Agent. (a) The Borrower shall have the right to remove the Agent by written notice to the Agent if (i) the Agent is adjudged bankrupt or insolvent, (ii) a receiver or other public officer takes charge of the Agent or its property, (iii) the Agent is in material breach of its obligations hereunder or (v) the Agent otherwise becomes incapable of acting. Such removal shall take effect upon the appointment of a successor Agent pursuant to clauses (b) or (c) below or as otherwise provided below.

(b) Upon any such notice of removal, the Majority Lenders shall appoint a successor Agent who shall be satisfactory to the Borrower and shall be an incorporated bank or trust company.

(c) If a successor Agent shall not have been so appointed within said thirty Business Day period, the Borrower shall then appoint a successor Agent who shall serve as the Agent until such time, if any, as the Majority Lenders, with the consent of the Borrower, appoint a successor Agent as provided above.

(d) If no successor Agent has been appointed pursuant to clause (b) and if the Borrower has not provided the necessary consent pursuant to clause (c) by the thirty-fifth Business Day after the date such notice of removal was given to the Agent, the Majority Lenders shall thereafter perform all the duties of Agent hereunder until such time, if any, as the Majority Lenders, with the consent of Borrower, appoint a successor Agent as provided above.

SECTION 7.11. Posting of Approved Electronic Communications. (a) The Borrower hereby agrees, unless directed otherwise by the Agent or unless the electronic mail address referred to below has not been provided by the Agent to the Borrower, that it will, or will cause its Subsidiaries to, provide to the Agent all information, documents and other materials that it is obligated to furnish to the Agent pursuant to the Loan Documents or to the Lenders under Section 5.01(d), including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) is or relates to a Notice of Borrowing, a notice of continuation or conversion or request for issuance of a Letter of Credit, (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default under this Agreement or any other Loan Document or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Borrowing or other extension of credit hereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium that is properly identified in a format acceptable to the Agent to an electronic mail address as directed by the Agent. In addition, the Borrower agrees, and agrees to cause its Subsidiaries, to continue to provide the Communications to the Agent or the Lenders, as the case may be, in the manner specified in the Loan Documents but only to the extent requested by the Agent.

(b) The Borrower further agrees that the Agent may make the Communications available to the Lenders by posting the Communications on Intralinks or a substantially similar electronic transmission system (the “Platform”).

(c) THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE INDEMNIFIED PARTIES DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR

STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE INDEMNIFIED PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE INDEMNIFIED PARTIES HAVE ANY LIABILITY TO THE BORROWER, SUBSIDIARY GUARANTORS, ANY LENDER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S OR ANY SUBSIDIARY GUARANTOR’S OR THE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY INDEMNIFIED PARTY IS FOUND IN A FINAL RULING BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH INDEMNIFIED PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

(d) The Agent agrees that the receipt of the Communications by the Agent at its e-mail address distributed from time to time to the Lenders and the Borrower shall constitute effective delivery of the Communications to the Agent for purposes of the Loan Documents. Each Lender agrees that receipt of notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees to notify the Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address.

(e) Nothing herein shall prejudice the right of the Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document (other than the Fee Letter) nor consent to any departure by any Obligor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders (and, if the rights or duties of the Agent, any LC Bank or the Swingline Lender are affected thereby, by the Agent, such LC Bank or the Swingline Lender, as the case may be), and then such waiver, consent or other agreement shall be effective only in the specific instance and for the specific purpose for which given, provided, however, after the Effective Date, a waiver of the conditions specified in Section 3.03 shall be effective if in writing and signed by the Majority Revolving Lenders, provided, further, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders affected thereby, do any of the following:

(a) waive any of the conditions specified in Section 3.01,

(b) increase the Commitments of the Lenders or subject the Lenders to any additional obligations,

(c) reduce the principal of, or interest on, any outstanding Advances or Swingline Loans or any fees or other amounts payable hereunder,

(d) postpone any date fixed for any payment of principal of, or interest on, any outstanding Advances or Swingline Loans or any fees or other amounts payable hereunder,

(e) reduce the percentage of the Commitments or of the aggregate unpaid principal amount of outstanding Advances and Reimbursement Obligations, or the number of Lenders, that shall be required for the Lenders or any of them to take any action hereunder,

(f) extend any Commitment Termination Date,

(g) except for Letters of Credit issued or extended in compliance with Section 2.04(i), extend the expiration date of any Letter of Credit to a date beyond five Business Days prior to the Revolving Advance Commitment Termination Date,

(h) except as otherwise expressly provided in a Loan Document, release (i) all or substantially all of the Subsidiary Guarantors from the obligations under the Subsidiary Guaranty or (ii) all or substantially all of the collateral under the Pledge Agreement, or

(i) amend this Section 8.01,

and provided further that no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Agent under any Loan Document. The foregoing shall not prohibit the entering into of any Commitment Increase Agreement pursuant to Section 2.20, which shall not require the consent of the Majority Lenders.

SECTION 8.02. Notices, Etc. All notices and other communications provided for hereunder shall be in writing (including telecopier) and mailed, transmitted or delivered, if to the Borrower, at its address at 11840 Valley View Road, Eden Prairie, MN 55344, Attention: Treasurer, with a copy to the Corporate Secretary of the Borrower, at the aforesaid address, if to any Lender, at its Domestic Lending Office; and if to the Agent, at its address at 101 Park Avenue, New York, NY 10178, Attention: Grover Fitch; or as to the Agent, at such electronic mail address as designated pursuant to Section 7.11(a), as to the Borrower or the Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Agent. All such notices and communications shall, when mailed or transmitted, be effective when deposited in the mails or telecopied, respectively, except that notices and communications to the Agent pursuant to Article II or VII shall not be effective until received by the Agent.

SECTION 8.03. No Waiver; Remedies. No failure on the part of any Lender or the Agent to exercise, and no delay in exercising, any right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 8.04. Costs and Expenses. (a) The Borrower agrees to pay on demand all reasonable out-of-pocket costs and expenses of the Agent and the Lead Arranger in connection with the negotiation, preparation, execution, syndication, delivery, administration, modification and amendment of this Agreement, the other Loan Documents and the other documents to be delivered hereunder, including the reasonable fees and expenses of counsel for the Agent with respect thereto and with respect to advising the Agent as to its rights and responsibilities under any Loan Document. The Borrower further agrees to pay on demand all reasonable costs and expenses, if any (including reasonable counsel fees and expenses) of the Agent and the Lenders, in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the other Loan Documents and the other documents to be delivered hereunder, including reasonable counsel fees and expenses in connection with the enforcement of rights under this Section 8.04(a).

(b) If any payment of principal of, or Conversion of, any LIBOR Advance is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.06, 2.10(f), 2.12 or 2.14 or acceleration of the maturity of the Notes pursuant to Section 6.01 or for any other reason, the Borrower shall, upon written demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion, including any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.

(c) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in Section 2.17 shall survive the payment in full of principal and interest hereunder and under the Notes.

SECTION 8.05. Right of Setoff. Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Agent to declare the Advances and Swingline Loans due and payable pursuant to the provisions of Section 6.01, each Lender and the Agent are hereby authorized at any time and from time to time, to the fullest extent permitted by law to set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or the Agent to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement and any other Loan Document, whether or not such Lender or the Agent shall have made any demand under this Agreement or such Loan Document and although such obligations may be unmatured. Each Lender and the Agent agree promptly to notify the Borrower after any such set-off and application made by such Lender or the Agent, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender and the Agent under this Section 8.05 are in addition to other rights and remedies (including other rights of set-off) which such Lender and the Agent may have.

SECTION 8.06. Binding Effect. This Agreement shall become effective (other than Section 2.01, which shall only become effective upon satisfaction of the conditions set forth in Section 3.01) when it shall have been executed and delivered by the Borrower, the Lenders and the Agent and thereafter shall be binding upon and inure to the benefit of the Borrower, the Agent and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights or obligations hereunder or any interest herein without the prior written consent of all the Lenders. In the event that the conditions set forth in Section 3.02 have not been met by 2 P.M. (New York City time) on June 2, 2006, this Agreement shall terminate and no longer be of any force and effect (subject to any terms that expressly survive the termination of this Agreement and the Agent’s obligation to return amounts on deposit to the Lenders based on each Lender’s pro rata share of such deposits).

SECTION 8.07. Assignments and Participations. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of all Lenders.

(b) Any Lender may at any time grant to one or more lenders or other institutions (each a “Participant”) participating interests in its Commitment or any or all of its Advances. In the event of any such grant by a Lender of a participating interest to a Participant, whether or not upon notice to the Borrower and the Agent, such Lender shall remain responsible for the performance of its obligations hereunder, and the Borrower and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which any Lender may grant such a participating interest shall provide that such Lender shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder including the right to approve any amendment, modification or waiver of any provision of this Agreement and each other Loan Document, provided that such participation agreement may provide that such Lender will not agree to any modification, amendment or waiver of this Agreement described in Section 8.01(c), (d) or (g) without the consent of the Participant. The Borrower agrees that each Participant shall, to the extent provided in its participation agreement, be entitled to the benefits of Article VII with respect to its participating interest. An assignment or other transfer which is not permitted by clause (d) or (e) below shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this clause (b). Notwithstanding anything in this paragraph to the contrary, any bank that is a member of the Farm Credit System that (i) has purchased a participation from a Lender in the minimum amount of $10,000,000 on or after the Effective Date, (ii) is, by written notice to the Borrower and the Agent (a “Voting Participant Notification”), designated by such Lender as being entitled to be accorded the rights of a voting participant hereunder (any bank that is a member of the Farm Credit System so designated being called a “Voting Participant”) and (iii) receives the prior written consent of the Borrower and the Agent to become a Voting Participant, shall be entitled to vote (and the voting rights of such Lender shall be correspondingly reduced), on a dollar for dollar basis, as if such participant were a Lender, on any matter requiring or allowing a Lender to provide or withhold its consent, or to otherwise vote on any proposed action. To be effective, each Voting Participant Notification shall, with respect to any Voting Participant, (x) state the full name, as well as all contact information required of an assignee as set forth in an Assignment and Acceptance and (y) state the dollar amount of the participant purchased. The Borrower and the Agent shall be entitled to conclusively rely on information contained in notices delivered pursuant to this clause.

(c) Each Lender that grants or sells a participating interest in any Advance, Commitment or other interest to a Participant shall, as agent of the Borrower solely for the purpose of this Section 8.07, record in book entries maintained by such Lender the name and the amount of the participating interest of each Participant entitled to receive payments in respect of such participating interests.

(d) Any Lender may at any time, and so long as no Default shall have occurred and be continuing, if demanded by the Borrower pursuant to Section 2.18 upon at least five Business Days’ notice to such Lender and the Agent will, assign to one or more Eligible Assignees (each an “Assignee”) all, or a proportionate part (such portion to be in an amount equal to all of such Lender’s Commitment or equal to or greater than $5,000,000, in the case of Revolving Advance Commitments and Term A Advances Commitments or $1,000,000, in the case of Term B Advance Commitments or an integral multiple of $1,000,000 in excess thereof, in any case, unless otherwise agreed to by the Borrower and the Agent) of all, of its rights and obligations under this Agreement and the other Loan Documents, which assignment may be on a non-pro rata basis among separate tranches of Revolving Advances and Term Advances, and such Assignee shall assume such rights and obligations, pursuant to an assignment and acceptance in substantially the form of Exhibit C hereto (an “Assignment and Acceptance”) executed by such Assignee and such transferor Lender, with (and subject to) the consent of the Borrower and the Agent, such consents not to be unreasonably withheld or delayed and, in addition, (if such assignment is of Revolving Advances or Revolving Advance Commitments) the prior written consent of each LC Bank and the Swingline Lender, provided that (i) if an Assignee is a Lender Affiliate of such transferor Lender or another Lender, neither the Borrower’s nor the Agent’s consent shall be required, (ii) if any Event of Default shall have occurred and be continuing, the Borrower’s consent shall not be required and (iii) any assignment of a Revolving Advance Commitment shall only be permitted if a proportionate part of such transferor Lender’s obligations to participate in Letters of Credit and Swingline Loans in accordance with the terms of this Agreement are transferred concurrently therewith. Notwithstanding the foregoing, no assigning Lender shall, after giving effect to any such assignment, and as determined on the effective date of the Assignment and Acceptance with respect thereto, retain a Revolving Advance Commitment or Term B Advances hereunder of less than $5,000,000 or Term B Advances of less than $1,000,000 (unless otherwise agreed to by the Borrower and the Agent). Upon (i) execution of an Assignment and Acceptance, (ii) if the Assignee is not an existing Lender or an affiliate of an existing Lender, the payment of a nonrefundable assignment fee of $3,500 in immediately available funds to the Agent in connection with each such assignment, (iii) written notice thereof by such transferor Lender to the Agent and the resulting effect upon the Advances of the assigning Lender and the Assignee, the Assignee shall have, to the extent of such assignment, the same rights and benefits as it would have if it were a Lender hereunder (provided that the Borrower and the Agent shall be entitled to continue to deal solely and directly with the assignor Lender in connection with the interests so assigned to the Assignee until written notice of such assignment, together with payment instructions, addresses and related information with respect to the Assignee, shall have been given to the Borrower and the Agent by the assignor Lender and the Assignee) and, if the Assignee has expressly assumed, for the benefit of the Borrower, some or all of the transferor Lender’s obligations hereunder, such transferor Lender shall be relieved of its obligations hereunder to the extent of such assignment and assumption. If the Assignee is not incorporated under the laws of the United States of America or a state thereof, it shall, on or prior to the date it becomes a Lender under this Agreement, deliver to the Borrower and the Agent certification as to exemption from deduction or withholding of any United States federal income taxes in accordance with Section 2.17. Each Assignee shall take such Advances and Commitment subject to the provisions of this Agreement and the other Loan Documents and to any request made, waiver or consent given or other action taken hereunder, prior to the receipt by the Agent and the Borrower of written notice of such transfer, by each previous holder of such Advances and Commitment. Such Assignment and Acceptance shall be deemed to amend this Agreement and Schedule I hereto, to the extent, and only to the extent, necessary to reflect the addition of such Assignee as a Lender and the resulting adjustment of all or a portion of the rights and obligations of such transferor Lender under this Agreement, the determination of its Percentage (in each case, rounded to twelve decimal places), the Advances and any new Notes to be issued, at the Borrower’s expense, to such Assignee, and no further consent or action by the Borrower or the Lenders shall be required to effect such amendments.

(e) The Borrower hereby designates the Agent to serve as the Borrower’s agent, solely for the purpose of this Section, to maintain a register (the “Register”) on which the Agent will record each Lender’s Commitment, the Loans made by each Lender and the Notes evidencing such Loans, and each repayment in respect of the principal amount of the Loans of each Lender and annexed to which the Agent shall retain a copy of each Assignment and Acceptance delivered to the Agent pursuant to this Section. Failure to make any recordation, or any error in such recordation, shall not affect the Borrower’s or any other Obligor’s Obligations in respect of such Loans or Notes. The entries in the Register shall be conclusive (provided, however, that any failure to make any recordation or any error in such recordation shall be corrected by the Agent upon notice or discovery thereof), and the Borrower, the Agent and the Lenders shall treat each Person in whose name a Loan and related Note is registered as the owner thereof for all purposes of this Agreement, notwithstanding notice or any provision herein to the contrary. A Lender’s Commitment and the Loans made pursuant thereto and the Notes evidencing such Loans may be assigned or otherwise transferred in whole or in part only by registration of such assignment or transfer in the Register. Any assignment or transfer of a Lender’s Commitment or the Loans or the Notes evidencing such Loans made pursuant thereto shall be registered in the Register only upon delivery to the Agent of an Assignment and Acceptance duly executed by the assignor thereof. No assignment or transfer of a Lender’s Commitment or the Loans made pursuant thereto or the Notes evidencing such Loans shall be effective unless such assignment or transfer shall have been recorded in the Register by the Agent as provided in this Section.

(f) Notwithstanding any other provision set forth in this Agreement, any Lender may at any time pledge or assign all or any portion of its rights under this Agreement, the Loan Documents and the other documents executed and delivered in connection herewith (including any Note held by it) to secure obligations of such Lender, including any pledge or assignment to secure obligations to any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Board without notice to, or the consent of, the Borrower or the Agent and this Section shall not apply to any such pledge or assignment of a security interest, provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) No Assignee, Participant or other transferee of any Lender’s rights shall be entitled to receive any greater payment under Section 2.13 than such Lender would have been entitled to receive with respect to the rights transferred, unless such transfer is made with the Borrower’s prior written consent or by reason of the provisions of Section 2.13 or 2.14 requiring such Lender to designate a different Applicable Lending Office under certain circumstances or at a time when the circumstances giving rise to such greater payment did not exist.

(h) Notwithstanding anything to the contrary contained herein, any Lender (a “Designating Lender”):

(i) May grant to one or more special purpose funding vehicles (each, an “SPV”), identified as such in writing from time to time by the Designating Lender to the Agent and the Borrower, the option to provide to the Borrower all or any part of any Advance that such Designating Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement, provided that (A) nothing herein shall constitute a commitment by any SPV to make any Advance, (B) whether or not an SPV elects to exercise such option or otherwise fails to provide all or any part of such Advance, the Designating Lender shall be obligated to make such Advance pursuant to the terms hereof and (C) the Designating Lender shall remain liable for any indemnity or other payment obligation with respect to its Commitment hereunder. The making of an Advance by an SPV hereunder shall utilize the Commitment of the Designating Lender to the same extent, and as if, such Advance were made by such Designating Lender.

(ii) As to any Advances or portion thereof made by it, each SPV shall have all the rights that a Lender making such Advances or portion thereof would have had under this Agreement, provided, however, that each SPV shall have granted to its Designating Lender an irrevocable power of attorney, to deliver and receive all communications and notices under this Agreement and any other Loan Documents and to exercise on such SPV’s behalf, all of such SPV’s voting rights under this Agreement. No Note shall be required to evidence the Advances or portion thereof made by an SPV; and the related Designating Lender shall be deemed to hold its Note (if such Note is requested by the Designating Lender under this Agreement) as agent for such SPV to the extent of the Advances or portion thereof funded by such SPV. In addition, any payments for the account of any SPV shall be paid to its Designating Lender as agent for such SPV.

(iii) Each party hereto hereby agrees that no SPV shall be liable for any indemnity or payment under this Agreement for which a Lender would otherwise be liable. In furtherance of the foregoing, each party hereto hereby agrees (which agreements shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, it will not institute against, or join any other person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof.

(iv) In addition, notwithstanding anything to the contrary contained in this Section 8.07(h) or otherwise in this Agreement, any SPV may (A) at any time and without paying any processing fee therefor, assign or for security purposes only participate all or a portion of its interest in any Advances to the Designating Lender or to any financial institutions providing liquidity and/or credit support to or for the account of such SPV to support the funding or maintenance of Advances and (B) disclose on a confidential basis any non-public information relating to its Advances to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancements to such SPV. This Section 8.07(h) may not be amended without the written consent of any Designating Lender affected thereby.

SECTION 8.08. Indemnification. The Borrower agrees to indemnify and hold harmless the Agent, each Lender and each of their Affiliates and their respective directors, officers, employees, agents, advisors and representatives (each, an “Indemnified Party”), from and against, and to promptly reimburse them and each of them, for any and all liabilities, obligations, losses, damages, actions, judgments, suits, claims, costs, out-of-pocket expenses and disbursements (including interest, penalties and all reasonable attorneys’ fees and expenses) and settlement costs that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of, or in connection with the preparation for a defense of, any litigation or proceeding or governmental action or investigation (administrative or judicial), arising out of, related to or in connection with the actual or proposed use of the proceeds of the Advances or arising out of this Agreement or any other Loan Document, whether or not such investigation, litigation or proceeding is brought by the Borrower, its directors, shareholders or creditors or an Indemnified Party or any other Person or any Indemnified Party is otherwise a party thereto or is otherwise required to respond thereto, provided that the Borrower shall not be liable hereunder to the extent such claim, damage, loss, liability, or expense (a) arises out of any settlement made without the Borrower’s consent, which consent shall not unreasonably be withheld, (b) arises out of any proceeding brought against any Indemnified Party by a security holder of such Indemnified Party based upon rights afforded such security holder solely in its capacity as such, (c) arises solely from disputes among two or more Indemnified Parties, (d) is found in a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnified Party or (e) is found in a final, non-appealable judgment of a court of competent jurisdiction to have resulted solely from such Indemnified Party’s breach of its obligations under the Loan Documents. For the avoidance of doubt, this Section 8.08 shall not apply to any indemnification with respect to Taxes.

SECTION 8.09. Governing Law; Submission to Jurisdiction. This Agreement, the Notes and each other Loan Document shall be governed by, and construed in accordance with, the laws of the State of New York. The Borrower hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in New York City for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby.

SECTION 8.10. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page by telecopier shall be effective as delivery of an original executed counterpart of this Agreement. Delivery of an executed counterpart of a signature page of this Agreement by facsimile transmission or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof.

SECTION 8.11. Confidentiality. Except to the extent permitted by this Section, the Lenders shall keep confidential all non-public information obtained by them from the Borrower pursuant to this Agreement that has been identified as such by the Borrower, and the Lenders shall refrain from using such information other than in connection with this Agreement, the other Loan Documents and the transactions contemplated hereby, provided, however, that Lenders may make such disclosure thereof as is required or requested by any governmental agency or self-regulatory organization or representative thereof with supervisory jurisdiction over it or pursuant to legal process, or as may otherwise be required by law or court order, provided further, however, that, unless specifically prohibited by applicable law or court order, each Lender shall notify the Borrower of any request received by it from any governmental agency or self-regulatory organization or representative thereof (other than any such request in connection with an examination of such Lender by a governmental agency or self-regulatory organization with supervisory jurisdiction over it) for disclosure of any such non-public information prior to disclosure of such information so that the Borrower may seek an appropriate protective order or make a public disclosure of such information if the Borrower determines in its sole discretion that such disclosure may be required under Regulation FD. The Borrower authorizes each Lender to disclose to any of its Affiliates and to its or its Affiliates’ respective partners, directors, officers, employees, attorneys, auditors, accountants, advisors and representatives and to any pledgee referred to in Section 8.07(f) or to any prospective Lender or Participant any and all information in such Lender’s possession concerning the Borrower and any Subsidiary of the Borrower that has been delivered to such Lender by or on behalf of the Borrower pursuant to Section 5.01(d), provided that each such Person shall agree to keep such information confidential in accordance with this Section 8.11. In no event shall any Lender be obligated or required to return any materials furnished by or on behalf of the Borrower or any of its Subsidiaries but such Lender shall be responsible for the destruction thereof or confidential safekeeping in accordance with its standard procedures for keeping information of a similar nature. Notwithstanding the foregoing, this Section 8.11 shall not apply to any information that is or becomes generally available to the public other than as a result of the disclosure by (a) the Borrower to any Lender or (b) any Lender, Participant, prospective Lender or Participant or their respective representatives.

SECTION 8.12. WAIVER OF JURY TRIAL, ETC. EACH OF THE BORROWER, THE AGENT AND THE LENDERS HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS, THE ADVANCES OR THE ACTIONS OF THE BORROWER, THE AGENT OR ANY LENDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

SECTION 8.13. USA Patriot Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

SUPERVALU INC.

By:	/s/ Sherry M. Smith
Name: Sherry M. Smith,
Title: Senior Vice President, Finance

THE ROYAL BANK OF SCOTLAND PLC, as Agent

By:	/s/ CHARLOTTE SOHN FUIKS
Name: CHARLOTTE SOHN FUIKS
Title: MANAGING DIRECTOR

THE ROYAL BANK OF SCOTLAND PLC

By:	/s/ CHARLOTTE SOHN FUIKS
Name: CHARLOTTE SOHN FUIKS
Title: MANAGING DIRECTOR

BANK OF AMERICA, N.A.

By:	/s/ John Pocalyko
Name: John Pocalyko
Title: Senior Vice President

SUPERVALU INC.

CREDIT AGREEMENT

CITIBANK, N.A.

By:	/s/ Michel R.R. Pendill
Name:	Michel R.R. Pendill
Title:	Managing Director

COOPERATIEVE CENTRALE RAIFFEISEN- BOERENLEEN BANK B.A., “RABOBANK INTERNATIONAL” New York Branch

By:	/s/ Ivan Rodriguez
Name:	Ivan Rodriguez
Title:	Vice-President

By:	/s/ Rebecca Morrow
Name:	Rebecca Morrow
Title:	Executive Director

COBANK, ACB

By:	/s/ S. Richard Dill
Name:	S. Richard Dill
Title:	Vice President

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Michael J. Staloch
Name:	Michael J. Staloch
Title:	Senior Vice President

AGFIRST FARM CREDIT BANK

By:	/s/ Bruce B. Fortune
Name:	Bruce B. Fortune
Title:	Vice President

ASSOCIATED BANK, N.A.

By:	/s/ Daniel Holzhauer
Name:	Daniel Holzhauer
Title:	Vice President

BAYERISCHE LANDESBANK, NEW YORK BRANCH

By:	/s/ Stuart Schulman
Name:	Stuart Schulman
Title:	Senior Vice President

By:	/s/ NORMAN McCLAVE
Name:	NORMAN McCLAVE
Title:	FIRST VICE PRESIDENT

THE BANK OF NEW YORK

By:	/s/ Randolph E.J. Medrano
Name:	Randolph E.J. Medrano
Title:	Vice President

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., CHICAGO BRANCH

By:	/s/ MASAKAZU SATO
Name:	MASAKAZU SATO
Title:	DEPUTY GENERAL MANAGER

CREDIT SUISSE, CAYMAN ISLANDS BRANCH

By:	/s/ ROBERT HETU
Name:	ROBERT HETU
Title:	MANAGING DIRECTOR

By:	/s/ CASSANDRA DROOGAN
Name:	CASSANDRA DROOGAN
Title:	VICE PRESIDENT

FARM CREDIT BANK OF TEXAS

By:	/s/ Luis Requejo
Name:	Luis Requejo
Title:	Vice President

FORTIS CAPITAL CORP.

By:	/s/ Timothy Streb
Name:	Timothy Streb
Title:	Managing Director

By:	/s/ Michiel V.M. Van der Voort
Name:	Michiel V.M. Van der Voort
Title:	Managing Director

GENERAL ELECTRIC CAPITAL CORPORATION

By:	/s/ Amanda Van Heyst
Name:	Amanda Van Heyst
Title:	Duly Authorized Signatory

HUA NAN COMMERCIAL BANK, LTD., LOS ANGELES BRANCH

By:	/s/ Albert C.C. Tsai
Name :	Albert C.C. Tsai
Title:	Deputy General Manager

MERRILL LYNCH BANK USA

By:	/s/ Louis Alder
Name :	Louis Alder
Title:	Director

NATIONAL CITY BANK

By:	/s/ Amanda M. Hannah
Name :	Amanda M. Hannah
Title:	Relationship Manager

THE NORTHERN TRUST COMPANY

By:	/s/ DAVID C. FISHER
Name :	DAVID C. FISHER
Title:	VICE PRESIDENT

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ Philip K. Liebscher
Name :	Philip K. Liebscher
Title:	Senior Vice President

REGIONS BANK

By:	/s/ Jay Ingram
Name :	Jay Ingram
Title:	Vice President

SUMITOMO MITSUI BANKING CORPORATION, NEW YORK

By:	/s/ Sbigeru Tsuru
Name :	Sbigeru Tsuru
Title:	Joing General Manager

SOVEREIGN BANK

By:	/s/ Judith C.E. Kelly
Name :	Judith C.E. Kelly
Title:	Senior Vice President

STATE BANK OF INDIA, NEW YORK

By:	/s/ RAKESH CHANDRA
Name:	RAKESH CHANDRA
Title:	VICE-PRESIDENT & HEAD (CREDIT)

SUNTRUST BANK

By:	/s/ Daniel S. Komitor
Name:	Daniel S. Komitor
Title:	Director

TCF NATIONAL BANK

By:	/s/ A.K. PETERSON
Name:	A.K. PETERSON
Title:	VICE-PRESIDENT

By:	/s/ Steven E. Rykkeli
Name:	Steven E. Rykkeli
Title:	Senior Vice President

METROPOLITAN LIFE INSURANCE COMPANY

By:	/s/ Matthew J. McInerny
Name:	Matthew J. McInerny
Title:	Director

UBS LOAN FINANCE LLC

By:	/s/ Richard L. Tavrow
Name:	Richard L. Tavrow
Title:	Director Banking Products Services, US

By:	/s/ Irja R. Otsa
Name:	Irja R. Otsa
Title:	Associate Director Banking Products Services, US

UNION BANK OF CALIFORNIA, N.A.

By:	/s/ Ching Lim
Name:	Ching Lim
Title:	Vice President

WEBSTER BANK, NATIONAL ASSOCIATION

By:	/s/ Gail Bruhn
Name:	Gail Bruhn
Title:	Sr. Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Jacqueline Ryan
Name:	Jacqueline Ryan
Title:	Vice President